Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of
April 11, 2012

among

DILLARD’S, INC.
as Lead Borrower for the Borrowers,
The Other BORROWERS Party Hereto,
The LENDERS Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent

and

J.P. MORGAN SECURITIES LLC AND

WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners

and

HSBC BANK USA, NATIONAL ASSOCIATION,

REGIONS BANK,

UBS SECURITIES LLC and

U.S. BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

EXHIBITS

A	Assignment and Acceptance
B-1	Revolving Notes
B-2	Swingline Note
C	Opinion of Counsel to Borrowers
D	Borrowing Base Certificate
E	Form of Breakage Costs Certificate
F-1	Form of U.S. Tax Certificate for Foreign Lenders
That Are Not Partnerships
F-2	Form of U.S. Tax Certificate for Foreign Lenders
That Are Partnerships

SCHEDULES

1.1(a)	Lenders and Commitments
1.1(b)	Notice Addresses for each Lender
1.2	Bonds
2.06	Existing Letters of Credit
2.21(a)	DDAs
2.21(b)	Credit Card Arrangements
3.05(c)(i)	Title to Properties; Real Estate Owned
3.05(c)(ii)	Leased Properties
3.06	Disclosed Matters
3.12	Subsidiaries
3.13	Insurance
6.01	Indebtedness
6.02	Liens
6.04	Investments

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 11, 2012 (this “Agreement”) among

DILLARD’S, INC., a corporation organized under the laws of the State of Delaware having a place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201, as Lead Borrower for the Borrowers, being said DILLARD’S, INC.,

DILLARD TENNESSEE OPERATING LIMITED PARTNERSHIP, a limited partnership organized under the laws of the State of Tennessee having a place of business at Avenue Carriage Crossing, 4620 Merchants Park Circle, Collierville, Tennessee  38017;

DILLARD STORE SERVICES, INC., a corporation organized under the laws of the State of Arizona having a place of business at 396 North William Dillard Dr., Gilbert, Arizona 85233;

THE HIGBEE COMPANY, a corporation organized under the laws of the State of Delaware having a place of business at 26500 Cedar Road, Beachwood, Ohio  44122;

CONSTRUCTION DEVELOPERS, INCORPORATED, a corporation organized under the laws of the State of Arkansas having a place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201;

DILLARD INTERNATIONAL, INC., a corporation organized under the laws of the State of Nevada having a place of business at 3200 Las Vegas Blvd. S., Las Vegas, Nevada 89109;

CONDEV NEVADA, INC., a corporation organized under the laws of the State of Nevada having a place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201;

U.S. ALPHA, INC., a corporation organized under the laws of the State of Nevada having a place of business at 6191 S. State, Murray, Utah 84107;

DILLARD’S DOLLARS, INC., a corporation organized under the laws of the State of Arkansas having a place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201;

HIGBEE LOUISIANA, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 1600 Cantrell Road, Little Rock, Arkansas 72201;

DILLARD TEXAS CENTRAL, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 4501 North Beach, Fort Worth, Texas  76135;

DILLARD TEXAS EAST, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 4501 North Beach, Fort Worth, Texas  76135;

DILLARD TEXAS FOUR-POINT, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 4501 North Beach, Fort Worth, Texas  76135;

DILLARD TEXAS SOUTH, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 4501 North Beach, Fort Worth, Texas  76135;

DSS NEIL OPERATIONS, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 6100 “O” St., Lincoln, Nebraska  68505;

DSS UNITER, LLC, a limited liability company organized under the laws of the State of Delaware having a place of business at 396 William Dillard Dr., Gilbert, Arizona  85233;

HIGBEE GAK, LP, a limited partnership organized under the laws of the State of Delaware having a place of business at 800 Gil Harbin Industrial Blvd., Valdosta, Georgia  31601;

HIGBEE LANCOMS, LP, a limited partnership organized under the laws of the State of Delaware having a place of business at 6610 Bluebonnet, Baton Rouge, Louisiana  70836;

HIGBEE SALVA, LP, a limited partnership organized under the laws of the State of Delaware having a place of business at 100 Columbiana Center, Columbia, South Carolina  29212; and

HIGBEE WEST MAIN, LP, a limited partnership organized under the laws of the State of Delaware having a place of business at 100 Chesterfield Mall, Chesterfield, Missouri  63017;

and the LENDERS party hereto; and

JPMORGAN CHASE BANK, N.A., a national banking association, having a place of business at 2200 Ross Avenue, 9th Floor, Dallas, Texas 75201, as Administrative Agent and as Collateral Agent for the Lenders; and

WELLS FARGO BANK, NATIONAL ASSOCIATION as Syndication Agent; and

HSBC BANK USA, NATIONAL ASSOCIATION, REGIONS BANK, UBS SECURITIES LLC and U.S. BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents; and

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers have entered into that certain Credit Agreement dated as of December 12, 2003 among the Lead Borrower, the Borrowers party thereto, the lenders party thereto, (the “Existing Lenders”), JPMorgan Chase Bank, N.A., in its capacity as administrative agent, an issuing bank and collateral agent, and the other agents party thereto (as amended and in effect on the date hereof, the “Existing Credit Agreement”);

WHEREAS, any Existing Lender that is not a Lender hereunder has heretofore assigned such Existing Lender’s loans and commitments under the Existing Credit Agreement to one or more Lenders hereunder such that each remaining Existing Lender under the Existing Credit Agreement immediately prior to the effectiveness of the amendment and restatement of the Existing Credit Agreement effected hereby is a Lender hereunder; and

WHEREAS, the Borrowers and the Lenders desire to amend and restate in its entirety the Existing Credit Agreement on the terms and conditions set forth herein, to renew and rearrange the indebtedness outstanding under the Existing Credit Agreement (but not to repay or pay off any such indebtedness) and to adjust their respective percentage interests in the extension of credit outstanding thereunder.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, the Lead Borrower and the Borrowers hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ACH” shall mean automated clearing house transfers.

“Account” has the meaning set forth in Article 9 of the UCC and shall include any right to payment for goods sold or leased or for services rendered, whether or not earned by performance, or any right to payment for credit extended for goods sold or leased or services rendered.

“Act” has the meaning assigned to such term in Section 9.17.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan, in its capacity as Administrative Agent and Collateral Agent for the Lenders hereunder, and any successors and assigns pursuant to Section 9.05 of this Agreement.

“Agreement” shall have the meaning set forth in the preamble.

“Alternate Base Rate” shall mean, for any day, the highest of (a) the annual rate of interest then most recently announced by JPMorgan at its head office in New York, New York as its “Base Rate”, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum and (c) the Daily LIBOR Rate for such day (or if that day is not a Business Day, the immediately preceding Business Day) plus (x) 1.50% for Base Rate Loans bearing interest at Level I in the Applicable Margin grid set forth herein or (y) 1.75% for Base Rate Loans bearing interest at Level II and Level III, in each case as set forth in the Applicable Margin grid set forth herein.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or clause (c), as applicable, of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in JPMorgan’s Base Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in JPMorgan’s Base Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.

“Applicable Margin” means, on any day with respect to Base Rate Loans, LIBOR Loans, Commercial Letters of Credit and Standby Letters of Credit, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based upon the average Excess Availability for the most recent calendar quarter as set forth below; provided that until the first calendar day of the first full quarter after the Effective Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Level I:

Level	Performance Criteria	Base Rate Loans	LIBOR Loans	Commercial Letters of Credit	Standby Letters of Credit
I	average Excess Availability equal to or greater than $550,000,000	0.00%	1.50%	0.75%	1.50%
II	average Excess Availability less than $550,000,000 but equal to or greater than $350,000,000	0.00%	1.75%	1.00%	1.75%
III	average Excess Availability less than $350,000,000	0.25%	2.00%	1.00%	2.00%

The Applicable Margin shall be adjusted quarterly as of the first day of each calendar quarter, commencing April 1, 2012, based upon the average Excess Availability for the immediately preceding calendar quarter as determined by the Agent.  Upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be immediately increased to the percentages set forth in Level III (even if the Excess Availability requirements for another Level have been met) and interest shall be determined in the manner set forth in Section 2.10.

“Appraisal Percentage” shall mean 90%.

“Appraised Value” means the amount which represents the net percentage of the Cost of the Borrowers’ Inventory realizable in the event of a liquidation of such Inventory determined from a liquidation value appraisal of such Inventory undertaken from time to time by an independent appraiser satisfactory to the Agent.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of each party whose consent is required by Section 9.05), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Availability Reserves” means the sum of (i) such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon the Collateral and (ii) with respect to Specified Bank Products then provided or outstanding, the Bank Product Reserve in effect at such time; provided that reserves with respect to Specified Bank Products then provided or outstanding shall not exceed the Specified Bank Product Amount.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (a) rent; (b) Customer Credit Liabilities; (c) customs, duties, and other costs to release Inventory which is being imported into the United States; and (d) outstanding taxes and other governmental charges, including, ad valorem, real estate, personal property, and other taxes which might have priority over the interests of the Agent in the Collateral and either which have not been paid when due or which the Agent, in its Permitted Discretion, believes may impede the Agent’s ability to realize upon the Collateral.

“Bank Products” shall mean any one or more of the following types of services or facilities extended to any Borrower by the Agent, any Lender, or any of their respective Affiliates: (a) credit cards, including the Borrowers’ purchase cards, (b) Hedging Agreements, (c) any deposit, lock box or other cash management arrangement, (d) foreign exchange, or (e) any other product or service provided by any such Person.

“Bank Product Reserve” means, at any time, an amount equal to the sum of all Specified Bank Product Amounts associated with all of the then outstanding Specified Bank Products or, with respect to any particular Specified Bank Product, such lesser amount as may equal to the actual obligation of the applicable Borrower as determined utilizing the methodology agreed to with respect to such Specified Bank Product between the applicable Lender (or its Affiliate) and the Lead Borrower.  With respect to any calculation of the amounts to be included in the Bank Product Reserve which is less than an established Specified Bank Product Amount, the Agent shall have no obligation to determine the amount thereof.  The Lead Borrower and/or the applicable Lender (or its Affiliate) shall provide the Agent written notice of such lower amount and calculation thereof.  In absence of any such notice, the amount included in the Bank Product Reserve shall equal the Specified Bank Product Amount established with respect to the Specified Bank Product in question. Notwithstanding the foregoing, in no event can the Bank Product Reserve exceed $25,000,000.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of ARTICLE II.

“Blocked Account Agreements” has the meaning set forth in Section 2.21(c).

“Blocked Account Banks” shall mean the banks with whom the Subsidiary Borrowers have entered into Blocked Account Agreements and, with respect to the Lead Borrower only, JPMorgan (or such other bank which has entered into a Blocked Account Agreement with respect to the Lead Borrower Blocked Account).

“Blocked Accounts” shall have the meaning set forth in Section 2.21(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bonds” means those obligations of the Lead Borrower for borrowed money under those certain indentures described on Schedule 1.2 hereto.

“Borrowers” means collectively, Dillard’s, Inc., Dillard Tennessee Operating Limited Partnership, Dillard Store Services, Inc., The Higbee Company, Construction Developers, Incorporated, Dillard International, Inc., Condev Nevada, Inc., U.S. Alpha, Inc., Dillard’s Dollars, Inc., Higbee Louisiana, LLC, Dillard Texas Central, LLC, Dillard Texas East, LLC, Dillard Texas Four-Point, LLC, Dillard Texas South, LLC, DSS Neil Operations, LLC, DSS Uniter, LLC, Higbee GAK, LP, Higbee Lancoms, LP, Higbee Salva, LP, and Higbee West Main, LP and any domestic Subsidiary that becomes a Borrower pursuant to Section 5.12 of this Agreement.

“Borrowing” shall mean (a) the incurrence of Loans of a single Type, on a single date and having, in the case of LIBOR Loans, a single Interest Period, or (b) a Swingline Loan.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the lesser of (i) the Appraisal Percentage of the Appraised Value of Eligible Inventory, or (ii) the Inventory Advance Rate multiplied by the difference between (A) the Cost of Eligible Inventory and (B) Inventory Reserves; minus

(b)           the aggregate amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 5.01(e).

“Borrowing Request” means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.03.

“Breakage Costs” shall have the meaning set forth in Section 2.19(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Little Rock, Arkansas are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrowers that are (or would be) set forth in a consolidated statement of cash flows of the Borrowers for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrowers during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” shall mean an interest-bearing account established by the Borrowers with the Agent at JPMorgan under the sole and exclusive dominion and control of the Agent designated as the “Dillard’s Cash Collateral Account”.

“Cash Control Event” means that Excess Availability is less than $100,000,000.  For purposes of Section 2.21(g), the occurrence of a Cash Control Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds $125,000,000 for ninety (90) consecutive days, in which event a Cash Control Event shall no longer be deemed to be continuing for purposes of Section 2.21(g).

“Cash Receipts” has the meaning provided therefor in Section 2.21(c).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) the acquisition of fifty percent (50%) or more of the voting capital stock of the Lead Borrower by any Person or group of Persons, or (c) the failure of the Lead Borrower to directly or indirectly Control all of the Subsidiary Borrowers.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.23(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and

(ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning provided therefor in Section 9.13.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Existing Loans, Extended Loans (of the same Extension Series) or Swingline Loans, when used in reference to any Commitment, refers to whether such Commitment is an Existing Commitment, an Extended Commitment (of each Extension Series) or a Swingline Commitment and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a single class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means HSBC Bank USA, National Association, Regions Bank, UBS Securities LLC and U.S. Bank, National Association.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document.  In no event shall Other Store Proceeds constitute Collateral hereunder.

“Collateral Agent” means JPMorgan in its capacity as collateral agent for the Lenders hereunder.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Borrower in the ordinary course of business of such Borrower.

“Commercial Letter of Credit Outstandings” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Commercial Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Commercial Letter of Credit Outstandings of any Lender at any time shall be its Commitment Percentage of the total Commercial Letter of Credit Outstandings at such time.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender which is available to be borrowed in the amount set forth opposite its name as its Commitment on Schedule 1.1 or as may subsequently be set forth in the Register from time to time, as the same may be increased or reduced from time to time pursuant to Section 2.15.

“Commitment Fee” has the meaning provided therefor in Section 2.12.

“Commitment Fee Rate” means, on any day with respect to the Commitment Fee, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” based upon the average daily percentage of the Total Commitment utilized during the preceding calendar quarter as determined by the Agent as set forth below; provided that until the first calendar day of the first full quarter after the Effective Date, the “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category I:

Category	Average Total Commitment Utilized	Commitment Fee Rate
I	Less than 35% of the Total Commitment	0.375%

II	Greater than or equal to 35% of the Total Commitment	0.25%

For purposes of the foregoing, (a) the Commitment Fee Rate shall be determined as of the end of each calendar quarter of the Lead Borrower (or in the case of the payment of the Commitment Fee on the Maturity Date, as of the Maturity Date) based upon the average daily percentage of the Total Commitment utilized during the preceding calendar quarter or the portion thereof ending on the Maturity Date, as applicable, as determined by the Agent and (b) the portion of the Total Commitment utilized on any day means the excess of the Total Commitment on such day over the Credit Extensions on such day and (c) each change in the Commitment Fee Rate resulting from a change in the percentage of the Commitments utilized shall be effective during the period commencing on and including the first calendar day of the succeeding calendar quarter and ending on the date immediately preceding the effective date of the next such change.

“Commitment Percentage” shall mean, with respect to each Lender, at any time, except as otherwise provided herein, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1 or as may subsequently be set forth in the Register from time to time, as the same may be reduced or increased from time to time pursuant to Section 2.15.  Notwithstanding the foregoing, in the case of Section 2.29 when a Defaulting Lender shall exist, “Commitment Percentage” as used in such Section 2.29 with respect to any non-Defaulting Lender shall mean the percentage of the Total Commitment (disregarding any Defaulting Lender’s Commitment) represented by such non-Defaulting Lender’s Commitment.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Cost” means the cost value of Inventory as reported on the Borrowers’ financial stock ledger using the retail method of accounting based on practices which are in effect on the date of this Agreement.

“Credit Card Notifications” has the meaning provided therefor in Section 2.21(c).

“Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

“Customer Credit Liabilities” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Subsidiary Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits and customer deposits of the Subsidiary Borrowers.

“Daily LIBOR Rate” means on any day, (a) the overnight LIBOR rate of interest (rounded upwards, if necessary to the next 1/16 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London interbank offered rate per annum at which deposits in dollars are offered to JPMorgan on such day by banks in the London interbank market at 11:00 a.m. (London time), for a deposit of $5,000,000 multiplied by (b) the Statutory Reserve Rate on such day.  In the event that the rate in clause (a) of this definition is not available at such time for any reason, then the rate used in such clause (a) on such day shall be the overnight rate (rounded upwards, if necessary to the next 1/16 of 1%) at which dollar deposits of $5,000,000 are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day.

“DDAs” means any checking or other demand deposit account, investment account or other account maintained by any Borrower other than the Lead Borrower.

“DDA Notification” has the meaning provided therefor in Section 2.21(c).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2)  Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has,

(i) become the subject of a Bankruptcy Event, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Lead Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Disposition” has the meaning set forth in Section 6.05.

“dollars” or “$” refers to lawful money of the United States of America.

“EBITDAR” means for any period, for the Lead Borrower and its Subsidiaries, on a consolidated basis, the result for such period, without duplication, of (a) Net Income, plus (b) depreciation, amortization, and all other non-cash charges that were deducted in arriving at Net Income for such period plus (c) provisions for taxes based on income that were deducted in arriving at Net Income for such period, plus (d) Interest Expense, plus (e) rental and all other payments made by the Lead Borrower and its Subsidiaries in respect of or in connection with operating leases, all as determined in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived by the Agent).

“Eligible Assignee” means (a) any Person (other than a natural person) engaged in the business of making or investing in commercial loans in the ordinary course of its business having a combined capital and surplus or assets under management in excess of $1,000,000,000; (b) any Lender; (c) any Affiliate of any Lender and (d) any Approved Fund.

“Eligible Inventory” shall mean, as of the date of determination thereof, items of Inventory of the Subsidiary Borrowers that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. “Eligible Inventory” shall include, without duplication of other Eligible Inventory, Eligible Letter of Credit Inventory.  Without limiting the foregoing, unless otherwise approved in writing by the Agent, none of the following shall be deemed to be Eligible Inventory:

(a)           Inventory that is not owned solely by the Subsidiary Borrowers, or is leased or on consignment or the Subsidiary Borrowers do not have good and valid title thereto;

(b)           Inventory (including any portion thereof in transit from vendors, except for Eligible Letter of Credit Inventory) that is not located at a warehouse facility or store that is owned or leased by a Subsidiary Borrower;

(c)           Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, (ii) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (iii) goods to be returned to the vendor;

(d)           Inventory that is not located in the United States of America (excluding territories and possessions thereof and Eligible Letter of Credit Inventory);

(e)           Inventory that is not subject to a perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties;

(f)            Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g)           Inventory as to which insurance in compliance with the provisions of Section 5.07 hereof is not in effect;

(h)           Inventory which has been sold but not yet delivered or as to which any Subsidiary Borrower has accepted a deposit; or

(i)            Perishable Inventory.

In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such Borrower or the Lead Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Borrowing Base Certificate.

“Eligible Letter of Credit Inventory” means Inventory (a) not yet delivered to a Subsidiary Borrower, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within sixty (60) days of such date of determination, (c) for which the document of title reflects a Subsidiary Borrower as consignee (along with delivery to a Subsidiary Borrower of the documents of title with respect thereto), (d) as to which, if so required by the Agent in its discretion, the Agent has possession or control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a customs broker agency agreement, satisfactory to the Agent), (e) which is insured to the reasonable satisfaction of the Agent, and (f) which otherwise would constitute Eligible Inventory.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA applicable to such Plan), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Availability” means, as of any date of determination, the excess, if any, of (a) the lesser of the Borrowing Base or the Total Commitment, minus (b) the outstanding Credit Extensions.

“Excess Availability Threshold” is satisfied as of any date of determination if, with respect to any transaction, Excess Availability (calculated on a pro forma basis after giving effect to such transaction and any Borrowings to be made on such date of determination) is at least $200,000,000 on such date of determination.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on (or measured by) net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.28(b)), any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender resulting from any law in effect (including FATCA) on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.26 and (c) Taxes attributable to a Lender’s failure to comply with Section 2.26(f).

“Existing Blocked Account” shall have the meaning provided in Section 2.21(a).

“Existing Class” shall have the meaning provided in Section 2.30.

“Existing Commitment” shall have the meaning provided in Section 2.30.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Credit Card Notification” shall have the meaning provided in Section 2.21(b).

“Existing Letters of Credit” means, collectively, the Letters of Credit issued by an Issuing Bank prior to the Effective Date and set forth on the attached Schedule 2.06, including the Term Loan Letter of Credit.

“Existing Loans” shall have the meaning provided in Section 2.30.

“Extended Commitments” shall have the meaning provided in Section 2.30.

“Extended Loans” shall have the meaning provided in Section 2.30.

“Extending Lender” shall have the meaning provided in Section 2.30.

“Extension Amendment” shall have the meaning provided in Section 2.30.

“Extension Date” shall have the meaning provided in Section 2.30.

“Extension Election” shall have the meaning provided in Section 2.30.

“Extension Request” shall have the meaning provided in Section 2.30.

“Extension Series” shall mean all Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, maturity and other terms.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by JPMorgan from three (3) Federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively, (a) the letter agreement entitled “Fee Letter” dated March 1, 2012, regarding fees, executed by the Agent and accepted and agreed to by the Lead Borrower, and (b) any other agreement now or at anytime hereafter entered into between one or more Borrower and the Agent, JPMorgan and/or any of their Affiliates providing for the payment of fees to the Agent, JPMorgan and/or any of their Affiliates in connection with this Agreement or any transactions contemplated hereby or related thereto, as such letter agreement and such other agreements may from time to time be amended.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, controller or assistant controller of such Borrower.  Unless otherwise specified, each reference to Financial Officer shall be deemed to be a Financial Officer of the Lead Borrower.

“Fixed Charge Coverage Ratio” means, with respect to any fiscal period of the Lead Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of EBITDAR for such period, minus Capital Expenditures incurred by the Lead Borrower and its Subsidiaries during such period minus federal, state, local and foreign income Taxes paid in cash during such period, to (b) Fixed Charges for such period.  The Fixed Charge Coverage Ratio shall be calculated on a trailing twelve fiscal months basis.

“Fixed Charges” means, with respect to any fiscal period of the Lead Borrower and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) cash Interest Expense during such fiscal period, (b) rental and all other payments made by the Lead Borrower and its Subsidiaries in respect of or in connection with operating leases during such fiscal period, (c) Scheduled Payments during such fiscal period, and (d) Restricted Payments made in cash in respect of equity interests of the Lead Borrower during such fiscal period, but only to the extent such Restricted Payments are in excess of $30,000,000 during any twelve month period.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement, in each case not entered into for speculative purposes.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided however, that any Indebtedness of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meaning correlative to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (including, without limitation, under any Synthetic Leases), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Hedging Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.03(b).

“Initial Loans” shall have the meaning provided in Section 2.01(a).

“Initial Maturity Date” means April 11, 2017.

“Interest Expense” means, for any period for the Lead Borrower and its Subsidiaries, on a consolidated basis, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Persons with respect to all outstanding Indebtedness of such Persons, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swingline Loan), the first Business Day after the end of each calendar quarter, and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and in the case of a Borrowing that has an Interest Period of six (6) months, the first Business Day after the date that is three (3) months after the first day of the related Interest Period.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or the day that is fourteen (14) days thereafter if, at the time of the relevant Borrowing, LIBOR funding for such a period is available to all Lenders participating therein), as the Lead Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Rate” means 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the Appraised Value of the Eligible Inventory.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) markdowns (both permanent and point of sale); and (i) retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

“Investments” has the meaning set forth in Section 6.04.

“Issuing Banks” means (a) JPMorgan, in its capacity as an issuer of Letters of Credit hereunder, and any successor to JPMorgan in such capacity, (b) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, and any successor to Wells Fargo, in such capacity and (c) one additional Lender, other than JPMorgan or Wells Fargo, designated by the Lead Borrower as an Issuing Bank through written notice to the Agent, including any replacement thereof with another Lender; provided that if the Lead Borrower appoints a Lender (other than JPMorgan or Wells Fargo) as an Issuing Bank, the Lead Borrower shall furnish prompt written notice thereof to the Agent and such Lender has accepted such designation in writing pursuant to documentation reasonably acceptable to the Agent.  Each Issuing Bank may, in its reasonable discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each Issuing Bank shall act commercially reasonably and otherwise in accordance with the standard of care set forth in Section 2.06(i).

“Joint Lead Arrangers” means J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.

“JPMorgan Concentration Account” shall have the meaning set forth in Section 2.21(c).

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“Latest Maturity Date” shall mean at any date of determination, the latest Maturity Date applicable to any Class of Commitments or Loans that is outstanding hereunder on such date of determination, as extended in accordance with this Agreement from time to time.

“Lead Borrower” means Dillard’s, Inc., a Delaware corporation.

“Lead Borrower Blocked Account” has the meaning provided therefor in Section 2.21(c).

“Lead Borrower Blocked Account Agreement” means that certain Blocked Account Control Agreement dated as of May 9, 2002, by and among the Lead Borrower, Agent, as successor in interest to Fleet Retail Group, Inc. (formerly known as Fleet Retail Finance Inc.), and JPMorgan, as depositary bank, as amended by that certain letter dated December 12, 2003.

“Lenders” shall mean the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.05(b).

“Letter of Credit” shall mean (a) an Existing Letter of Credit or (b) a letter of credit that is (i) issued pursuant to this Agreement for the account of a Borrower or a direct or indirect Subsidiary of the Lead Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by a Borrower or for any other purpose that is reasonably acceptable to the Agent, and (iv) in form and substance reasonably satisfactory to the applicable Issuing Bank.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.

“Letter of Credit Outstandings” means the sum of Commercial Letter of Credit Outstandings and Standby Letter of Credit Outstandings.  The Letter of Credit Outstandings

of any Lender at any time shall be its Commitment Percentage of the aggregate Letter of Credit Outstandings.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of ARTICLE II.

“LIBOR Rate” means with respect to any LIBOR Borrowing for any Interest Period, the rate of interest (rounded upwards, if necessary to the next 1/16 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the London interbank offered rate per annum at which deposits in dollars are offered to JPMorgan by banks in the London interbank market at 11:00 a.m. (London time) not less than two (2) Business Days before the first day of the Interest Period for the subject LIBOR Borrowing, for a deposit approximately in the amount of the subject Borrowing and for a period of time approximately equal to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary to the next 1/16 of 1%) at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Account” has the meaning assigned to such term in Section 2.20(a).

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, any Letter of Credit applications, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Security Documents, any Extension Amendment, all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Agent or any Lenders and any other instrument or agreement executed and delivered in connection herewith or therewith.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” shall mean all loans (including, without limitation, Revolving Loans, Initial Loans, Extended Loans and Swingline Loans) at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Lead Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Indebtedness” means (a) the Bonds and (b) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrowers in an aggregate principal amount exceeding $100,000,000.

“Material Subsidiary” means any domestic Subsidiary of a Borrower which, at any time, owns property of the same type as the Collateral, the book value of which property exceeds $500,000; provided that if the aggregate book value of all such property of domestic Subsidiaries which are not then Subsidiary Borrowers is in excess of $1,000,000, then the Lead Borrower shall promptly designate domestic Subsidiaries which are not then Subsidiary Borrowers and which own any such property as Material Subsidiaries (and cause such designated Material Subsidiaries to comply with the requirements of Section 5.12(a)) to the extent necessary so that the aggregate book value of all such property of domestic Subsidiaries which are not then Subsidiary Borrowers is less than $1,000,000.

“Maturity Date” means, (a) as to the Initial Loans, the Initial Maturity Date, (b) as to any Extended Loans, the applicable maturity date related to any Extension Series of Extended Commitments, or (c) as to the Swingline Loans, the Swingline Maturity Date.

“Maximum Rate” has the meaning provided therefor in Section 9.13.

“Minority Interests” means, with respect to any Person, an amount not to exceed 30% of the capital stock, memberships interests, partnership interests or other equity interests in such Person.

“Minority Lenders” has the meaning provided therefor in Section 9.02(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period with respect to the Lead Borrower and its Subsidiaries, on a consolidated basis, the net income (or loss) of such Persons for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (a) the income (or loss) of any Person in which any other Person has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any Subsidiary by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Lead Borrower or any Subsidiary or that Person’s assets are acquired by the Lead Borrower or any Subsidiary, and (c) the income of any direct or indirect Subsidiary of the Lead Borrower or a Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“New Blocked Accounts” has the meaning provided therefor in Section 2.21(c).

“NonBorrower Credit Card Proceeds” means the proceeds of any credit card charges from major credit card processors such as MasterCard, Visa, Discover, and the like attributable to the business operations of any Person which is not a Subsidiary Borrower.

“Noncompliance Notice” has the meaning provided therefor in Section 2.05(b).

“Notes” shall mean (a) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Lender, evidencing the Revolving Loans, and (b) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans.

“Obligations” means (a) the payment by the Borrowers of (i) the principal of, and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise (including any interest that accrues after the commencement of any case or proceeding by or against any Borrower in a bankruptcy, whether or not allowed in such case or proceeding), (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrowers to the Secured Parties under this Agreement and the other Loan Documents, (b) the performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, (c) the payment and performance of all the covenants, agreements, obligations and liabilities of each Borrower under or pursuant to this Agreement, and the other Loan Documents, and (d) all debts, liabilities and obligations now or hereafter arising from or in connection with Specified Bank Products, as each may be amended from time to time.

“Original Closing Date” means December 12, 2003 or the date which such Subsidiary of the Lead Borrower became a Subsidiary Borrower under the Existing Credit Agreement, as applicable.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Store Proceeds” means any amounts collected by any Subsidiary Borrower from any Person and deposited into a DDA of such Subsidiary Borrower representing payments made by any Person on account of such Person’s liabilities on account of the Lead Borrower’s private label credit card receivables.

“Other Taxes” means any and all current or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.28(b)).

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the lesser of (a) the Total Commitment or (b) the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning set forth in Section 9.05(e).

“Participant Register” has the meaning set forth in Section 9.05(e).

“Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreement or any other form approved by the Agent.

“Perishable Inventory” means Inventory that is subject to decay, spoilage, or destruction solely due to the passage of time.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of ARTICLE VII; and

(f)            easements, zoning restrictions, rights-of-way and similar encumbrances (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under or asserted by a landlord or owner of leased property, with or without the consent of the lessee) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Subsidiary Borrowers;

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 or P-1 from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer;

provided that, notwithstanding the foregoing, after the occurrence and during the continuance of a Cash Control Event, no such investments shall be permitted by a Subsidiary Borrower unless (i) either (A) no Loans are then outstanding, or (B) the investment is a temporary investment pending expiration of an Interest Period for a LIBOR Loan, the proceeds of which investment will be applied to the Obligations after the expiration of such Interest Period,  and (ii) such investments are pledged by the Subsidiary Borrower to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Joint Venture” means, with respect to any Subsidiary Borrower, a joint venture or partnership in which each of the following conditions are satisfied:

(a)           The Lead Borrower shall have furnished the Agent with five (5) days prior notice of such intended joint venture or partnership and shall have furnished the Agent with a current draft of the joint venture or partnership agreement and other applicable organizational documents, and a summary of the structure and terms of the transaction, and such other information as the Agent may reasonably require;

(b)           No Default or Event of Default shall exist at the time of, or arise from, the Subsidiary Borrower’s entering into such joint venture or partnership; and

(c)           The joint venture or partnership shall be for the purpose of acquiring, constructing, managing and/or operating an enclosed mall, an open-air shopping center or a stand alone store, in each case in which a store operated by a Borrower or a Subsidiary of a Borrower is to be located.

“Permitted Overadvance” means an Overadvance determined by the Agent, in its reasonable discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed ten percent (10%) of the lesser of the then Borrowing Base or the then Total Commitment, in the aggregate outstanding at any time or (ii) remain outstanding for more than thirty (30) consecutive Business Days, unless in case of clause (ii), the Required Supermajority Lenders otherwise agree; and provided further that the foregoing shall not (A) modify or abrogate any of the provisions of Section 2.06(f) regarding the Lenders’ obligations with respect to L/C Disbursements, or (B) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Total Commitment.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or which is currently or as of the date on which the representations herein are deemed made is, or was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by any Borrower or any ERISA Affiliate.

“Pledge Agreement” means the Second Amended and Restated Pledge and Security Agreement dated as of the date hereof between the Lead Borrower and the Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Prepayment” has the meaning set forth in Section 6.06(b)(iii).

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned or leased by any Subsidiary Borrower, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means, as applicable, (a) the Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning set forth in Section 9.05(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Replacement Deposit Accounts” has the meaning provided therefor in Section 2.21(c).

“Replacement Institutions” has the meaning provided therefor in Section 2.21(c).

“Repurchase” has the meaning set forth in Section 6.06(a)(iv).

“Required Lenders” shall mean, (a) Lenders (other than Defaulting Lenders) having Commitments at least equal to 51% of the Total Commitments, or (b) if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the outstanding Credit Extensions (after settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than 51% of all such Credit Extensions.

“Required Supermajority Lenders” shall mean, (a) Lenders (other than Defaulting Lenders) having Commitments outstanding representing at least 66 2/3% of the Total Commitments outstanding or (b) if the Commitments have been terminated, Lenders (other than Defaulting Lenders) whose percentage of the outstanding Credit Extensions (after settlement and repayment of all Swingline Loans by the Lenders) aggregate not less than 66 2/3% of all such Credit Extensions.

“Reserves” means the Inventory Reserves and Availability Reserves.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of any Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of any Borrower or any option, warrant or other right to acquire any such shares of capital stock of any Borrower.

“Revolving Loans” means all Loans at any time made by a Lender pursuant to Section 2.01.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc.

“Scheduled Payments” means, as of any date of determination, scheduled principal payments on account of Indebtedness of the Lead Borrower and its Subsidiaries which were required to have been made during the preceding twelve fiscal month period, as determined in accordance with GAAP.

“Section 2.30 Additional Amendment” shall have the meaning provided in Section 2.30.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Security Agreement” means the Second Amended and Restated Security Agreement dated as of the date hereof among the Subsidiary Borrowers and the Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Pledge Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.07(b).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

“Specified Bank Product Amount” or “Specified Bank Product Amounts” have the meanings set forth in the definition of “Specified Bank Products”; provided that at no such time shall the Specified Bank Product Amounts exceed $25,000,000.

“Specified Bank Products” shall mean any Bank Product for which the applicable Lender (or its Affiliate) and the Lead Borrower have provided the Agent written notice of: (a) the existence and nature of the accommodation that is to be a “Specified Bank Product”, (b) with respect to each Specified Bank Product, the Lender’s (or its Affiliate’s) and the Lead Borrower’s agreement as to the maximum dollar amount of the applicable Borrower’s obligations arising under such Specified Bank Product (each such amount, the “Specified Bank Product Amount” and collectively, all such amounts, the “Specified Bank Product Amounts”) that shall be included in the Bank Product Reserves, and (c) the methodology agreed upon by the applicable Lender (or its Affiliate) and the Lead Borrower to determine the Specified Bank Product Amount. The Agent shall provide the Lenders with notice of the establishment of each Specified Bank Product and the related Specified Bank Product Amount.  After any of the foregoing have been established as a Bank Product hereunder and as long as no Event of Default exists, the Specified Bank Product Amount may thereafter be changed by written notice to the Agent pursuant to an agreement between the applicable Lender (or its Affiliate) and the Lead Borrower; provided that no change in a Specified Bank Product Amount may cause Excess Availability to be less than zero.

“Specified Event of Default” means the occurrence of any Event of Default described in (a) Section 7.01(a), Section 7.01(b), or Section 7.01(d) (but as it relates to Section 2.21, Section 6.08 and Section 6.09, only), which are not cured within three days, or (b) Section 7.01(c), Section 7.01(h), Section 7.01(i), or Section 7.01(j).

“Specified Existing Commitment” shall mean any Existing Commitments belonging to a Specified Existing Commitment Class.

“Specified Existing Commitment Class” shall have the meaning provided in Section 2.30.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Standby Letter of Credit Outstandings” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The Standby Letter of Credit Outstandings of any Lender at any time shall be its Commitment Percentage of the total Standby Letter of Credit Outstandings at such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.  In no event shall a Permitted Joint Venture be deemed a Subsidiary for purposes of ARTICLE VI.

“Subsidiary Borrowers” means all Borrowers other than the Lead Borrower.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.05 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.  The Swingline Commitment is part of, and not in addition to, the Total Commitment.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans.  The Swingline Exposure of any Lender at any time shall be its Commitment Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.05.

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Initial Maturity Date, or such later date as the Swingline Lender may hereafter consent to pursuant to an Extension Amendment or another amendment hereto.

“Syndication Agent” means Wells Fargo Bank, National Association.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Letter of Credit” means the irrevocable standby letter of credit number TPTS-645436 issued by JPMorgan on July 11, 2008 and amended on August 22, 2011, in the amount of $21,479,533.00.

“Termination Date” shall mean the earliest to occur of (a) with respect to any Class of Commitments or Loans, the Maturity Date applicable to such Class, (b) the date on which the maturity of the Loans are accelerated and the Commitments are terminated in accordance with Section 7.01, or (c) the date of the occurrence of any Event of Default pursuant to Section 7.01(h) or Section 7.01(i).

“Total Commitment” shall mean the sum of the Commitments of all the Lenders at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unused Commitment” shall mean, on any day, (a) the Total Commitment then in effect, minus (b) the Credit Extensions on such day.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Lead Borrower and the Agent.

Section 1.02  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Lead Borrower notifies the Agent that the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then (a) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith and (b) with respect to any changes in accounting principles that result in a change in the method of calculation of the Fixed Charge Coverage Ratio, the Borrowers and the Agent shall enter into negotiations in order to amend such provisions so as to reflect equitably such changes in accounting principles with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such changes in accounting principles as if such changes in accounting principles had not been made (it being understood that until such amendment shall become effective clause (a) of this Section 1.03 shall remain applicable).

Section 1.04  Classification of Loans, Commitments and Borrowings.  For purposes of this Agreement, Loans and Commitments may be classified and referred to by

Class (e.g., an “Extended Loan” or “Extended Commitments”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Extended Loan”).

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01  Commitment of the Lenders.

(a)   Each Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions set forth herein, to extend credit (each an “Initial Loan” and, collectively, the “Initial Loans”) to the Borrowers on a revolving basis, in the form of Revolving Loans and Letters of Credit and in an amount not to exceed the lesser of such Lender’s Commitment or such Lender’s Commitment Percentage of the Borrowing Base, subject to the following limitations:

(i)            The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the lower of (A) the Total Commitment then in effect (as the same may be adjusted from time to time pursuant to Section 2.15), or (B) the then amount of the Borrowing Base.

(ii)           No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from any Issuing Bank, subject to the ratable participation of all Lenders, as set forth in Section 2.06.  The Borrowers will not at any time permit the aggregate Letter of Credit Outstandings to exceed $400,000,000.

(iii)          Subject to all of the other provisions of this Agreement, each Class of Revolving Loans that are repaid may be reborrowed prior to the Termination Date applicable to such Class.  No new Credit Extension under any Class of Commitments, however, shall be made to the Borrowers after the Termination Date applicable to such Class.

(b)   Subject to the provisions of Section 2.01(c) and Section 9.15, each Borrowing of Initial Loans under this Agreement shall be made by the Lenders pro rata in accordance with their then applicable Commitment Percentages with respect to the applicable Class.  Each Borrowing of Extended Loans under this Agreement shall be made by the Lenders of the relevant Extension Series thereof pro rata on the basis of their then applicable Extended Commitments for the applicable Extension Series.  The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(c)   Notwithstanding anything to the contrary herein contained, Credit Extensions shall be made by the Lenders pro rata in accordance with their respective Commitment Percentages.

Section 2.02  Reserves; Changes to Reserves.

(a)   The initial Availability Reserves as of the date of this Agreement are the following:

(i)            Customer Deposits: An amount equal to one hundred percent (100%) of the Subsidiary Borrowers’ Customer Deposits outstanding from time to time.

(ii)           Gift Certificates: An amount equal to fifty percent (50%) of the Subsidiary Borrowers’ gift certificates and gift cards outstanding from time to time.

(iii)          Rent: An amount equal to two (2) months rent for each location of each Subsidiary Borrower in Pennsylvania, Washington, Virginia or any other state in which a landlord has a Lien having priority over the Lien of the Agent; provided that no such Reserve shall be imposed for any location for which a landlord’s waiver reasonably satisfactory to the Agent has been obtained.

(b)   The Agent may hereafter establish additional Reserves or change any of the foregoing Reserves in its Permitted Discretion.

Section 2.03  Making of Loans.

(a)   Except as set forth in Section 2.16 and Section 2.24, Loans (other than Swingline Loans) by the Lenders shall be either Base Rate Loans or LIBOR Loans as the Lead Borrower on behalf of the Borrowers may request subject to and in accordance with this Section 2.03, provided that all Swingline Loans shall be only Base Rate Loans.  All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type.  Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note.  Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.23.  Subject to the other provisions of this Section 2.03 and the provisions of Section 2.24, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than fifteen (15) Borrowings of LIBOR Loans may be outstanding at any time.

(b)   The Lead Borrower shall give the Agent three (3) Business Days’ prior telephonic notice (thereafter confirmed in writing) of each Borrowing of LIBOR Loans and one (1) Business Day’s prior notice of each Borrowing of Base Rate Loans.  Any such notice, to be effective, must be received by the Agent not later than 11:00 a.m., New York City time, on the third Business Day in the case of LIBOR Loans prior to, and on the first Business Day in the case of Base Rate Loans prior to, the date on which such Borrowing is to be made.  Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $1,000,000, but not less than $10,000,000 in the case of LIBOR Loans and shall be in an integral multiple of $250,000, but not less than $1,000,000 in the case of Base Rate Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions.  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Base Rate Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period with respect thereto.  If no election of Interest Period is specified in any such notice for a Borrowing of LIBOR Loans, such notice shall be deemed a request for an Interest Period of one month.  If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Base Rate Loans.  The Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate.  On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Agent at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, no later than 12:00 noon, New York City time, in immediately available funds.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrowers no later than 3:00 p.m., New York City time.

(c)   If the Borrowers fail to make any payment when due hereunder or under any other Loan Document, the Agent, without the request of the Lead Borrower, shall make a Base Rate Loan in order to pay interest, fees, or other such payments to which the Agent, any Lender or any of their Affiliates is entitled from any Borrower and shall charge the same to the Loan Account.  The Agent shall advise the Lead Borrower of any such Base Rate Loan promptly after the making thereof.  The making of such Loan shall not constitute a waiver of the Borrowers’ obligations under Section 2.18(a) hereof or of the provisions of Section 2.04.

Section 2.04  Overadvances.  The Agent and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result.  The Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby.  Any Permitted Overadvances may constitute Swingline Loans.  The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Loans and Obligations.  The making of any such Permitted Overadvances on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

Section 2.05  Swingline Loans.

(a)   The Swingline Lender is authorized by the Lenders and shall, subject to the provisions of this Section, make Swingline Loans consisting only of Base Rate Loans, upon a notice of Borrowing received by the Agent and the Swingline Lender (which notice, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., New York City time, on the Business Day on which such Swingline Loan is requested); provided that after giving effect thereto (i) the outstanding principal amount of the Swingline Loans shall not exceed the Swingline Commitment and (ii) the aggregate outstanding amount of the Credit Extensions shall not exceed the lower of (A) the Total Commitment then in effect (as the same may be adjusted from time to time pursuant to Section 2.15), or (B) the then amount of the Borrowing Base (other than in connection with Permitted Overadvances).  Swingline Loans shall be subject to periodic settlement, but in no event less than a weekly basis, with the Lenders under Section 2.07(b) below.

(b)   Swingline Loans may be made only in the following circumstances: (i)for administrative convenience, the Swingline Lender shall, at the Lead Borrower’s request, make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 4.02, that the applicable conditions for borrowing are satisfied or (ii) for Permitted Overadvances.  If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Lead Borrower shall give immediate notice thereof to the Agent and the Swingline Lender (a “Noncompliance Notice”), and the Agent shall promptly provide each Lender with a copy of the Noncompliance Notice.  If the conditions for borrowing under Section 4.02 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.02.  Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Non-Compliance Notice is furnished to the Lenders.

Section 2.06  Letters of Credit.

(a)   Upon the terms and subject to the conditions set forth herein, the Lead Borrower may request the Issuing Banks, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, an Issuing Bank shall issue, for the account of the relevant Borrower or one of its Subsidiaries one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $400,000,000, or (ii) the aggregate Credit Extensions would exceed the limitation set forth in Section 2.01(a)(i); and provided, further, that no Letter of Credit shall be issued if the applicable Issuing Bank shall have received notice from the Agent or the Required Lenders that the conditions to such issuance have not been met.  In addition, no Letter of Credit shall be issued if after giving effect to such issuance: (x)

Standby Letter of Credit Outstandings shall exceed $200,000,000 or (y) Commercial Letter of Credit Outstandings shall exceed $200,000,000.  The Lead Borrower may adjust the amount of the Standby Letter of Credit Outstandings limit and the Commercial Letter of Credit Outstandings limit, by providing three (3) Business Days prior written notice to the Agent, so long as the total of such limits does not exceed the aggregate sublimit for Letter of Credit Outstandings set forth in this Section 2.06(a).  The Agent shall promptly confirm to the Borrowers, the Issuing Banks and the Lenders the amount and the effective date of the revised sublimits.

(b)   Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(c)   Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)   Drafts drawn under any Letter of Credit shall be reimbursed by the Borrowers in dollars by paying to the Agent an amount equal to such drawing not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of the payment of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan consisting of a Base Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swingline Loan.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Agent and the Lead Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Banks and the Lenders with respect to any such payment.

(e)   If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse such Issuing Bank therefor, at the rate per annum then applicable to Base Rate Loans, provided that, if the Borrowers fail to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then Section 2.10 shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (g) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(f)    Immediately upon the issuance of any Letter of Credit by an Issuing Bank or the amendment of a Letter of Credit increasing the amount thereof (and on the Effective Date, with respect to the Existing Letters of Credit), and without any further action on the part of such Issuing Bank, such Issuing Bank shall be deemed to have sold to each Lender, and each such Lender shall be deemed unconditionally and irrevocably to have purchased from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto.  Upon any change in the Commitments pursuant to Section 9.05 or Section 2.15 or as a consequence of the creation of a new Class of Commitments pursuant to Section 2.30 and any reduction, termination or expiration of a Class of Commitments prior to the reduction, termination or expiration of any other Class of Commitments, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders or the Commitment Percentages of the Lenders after giving effect to any such reduction, termination or expiration, as applicable.  Any action taken or omitted by an Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to any Lender.

(g)   In the event that an Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to such Issuing Bank pursuant to Section 2.06(d), such Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Lender’s Commitment Percentage as of the date of such L/C Disbursement of such unreimbursed payment in dollars and in same day funds.  If an Issuing Bank so notifies the Agent, and the Agent so notifies the Lenders prior to 11:00 a.m., New York City time, on any Business Day, each such Lender shall make available to the applicable Issuing Bank such Lender’s Commitment Percentage of the amount of such payment on such Business Day in same day funds.  If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to such Issuing Bank, such Lender agrees to pay to such Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Issuing Bank at the Federal Funds Effective Rate.  Each Lender agrees to fund its Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Section 2.01 or Section 2.06, or the occurrence of the Termination Date.  The failure of any Lender to make available to an

Issuing Bank its Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Lender of its obligation hereunder to make available to the Issuing Banks its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Lender.  Whenever any Lender has made payments to an Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Lender shall be entitled to share ratably, based on its Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

(h)   Whenever a Borrower desires that an Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), (i) such Borrower shall give to such Issuing Bank and the Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile, cable communication or other electronic transmission) notice (or such shorter period as may be agreed upon in writing by such Issuing Bank and such Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof and (ii) on the date of each issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank shall deliver to the Agent a full and complete copy of such issued, amended, renewed or extended Letter of Credit.  If requested by an Issuing Bank, the Borrowers shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.  Each request by a Borrower for the issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation by such Borrower that the Letter of Credit issuance, amendment, renewal or extension so requested complies with the conditions set forth in Section 2.06(a).  No Issuing Bank shall issue any Letter of Credit during any period commencing on the first Business Day after it receives written notice from the Agent that one or more of the conditions precedent to the issuance of such Letter of Credit contained in Section 2.06(a) will not on such date be satisfied or waived, and ending when the Agent provides written notice to the effect that such conditions are satisfied or waived. The Agent shall promptly notify the Issuing Banks upon becoming aware that such conditions are thereafter satisfied or waived. The Issuing Banks shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in this Agreement have been satisfied or waived in connection with the issuance of any Letter of Credit.

(i)    The obligations of the Borrowers to reimburse each Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by an Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing.  None of the Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank, provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)    If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Subsidiary Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 103% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon.  Each such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations of the Borrowers under this Agreement.  The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent at the request of the Lead Borrower and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such Cash Collateral Account shall be applied by the Agent to reimburse the Issuing Banks for payments on account of drawings under Letters of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit

Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.

(k)   No Issuing Bank shall have any obligation to cancel or terminate a Letter of Credit, and such Letter of Credit shall be deemed outstanding for all purposes of this Agreement, unless and until (i) the original of the subject Letter of Credit is returned to such Issuing Bank undrawn; or (ii) such Issuing Bank receives written confirmation from the beneficiary of such Letter of Credit consenting to such cancellation or termination.

(l)    Notwithstanding anything to the contrary contained herein, (i) all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof, and (ii) no Issuing Bank shall at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to such Issuing Bank (in its sole discretion) with Borrowers or such Lender to eliminate such Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.29(c)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other Letter of Credit Outstandings as to which such Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion.

Section 2.07  Settlements Amongst Lenders.

(a)   The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Agent to cause the Lenders to make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.05, which request may be made regardless of whether the conditions set forth in ARTICLE IV have been satisfied.  Upon such request, each Lender shall make available to the Agent the proceeds of such Revolving Loan for the account of the Swingline Lender.  If the Swingline Lender requires a Revolving Loan to be made by the Lenders and the request therefor is received prior to 2:00 p.m., New York City time, on a Business Day, such transfers shall be made in immediately available funds no later than 5:00 p.m., New York City time, that day; and, if the request therefor is received after 2:00 p.m., New York City time, then no later than 5:00 p.m., New York City time, on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the Swingline Lender.  If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent at the Federal Funds Effective Rate.

(b)   The amount of each Lender’s Commitment Percentage of outstanding Revolving Loans shall be computed on at least a weekly (or more frequently in the Agent’s discretion) basis and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Agent as of 3:00 p.m., New York City time, on the first Business Day following the end of the period specified by the Agent (such date, the “Settlement Date”).

(c)   The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period.  As reflected on the summary statement: (x) the Agent shall transfer to each Lender its applicable Commitment Percentage of repayments, and (y) each Lender shall transfer to the Agent (as provided below), or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender with respect to Revolving Loans shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date.  If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 2:00 p.m., New York City time, on a Business Day, such transfers shall be made in immediately available funds no later than 5:00 p.m., New York City time, that day; and, if received after 2:00 p.m., New York City time, then no later than 5:00 p.m., New York City time, on the next Business Day.  The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.  If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent at the Federal Funds Effective Rate.

Section 2.08  Notes; Repayment of Loans.

(a)   The Loans made by each Lender (and to the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed by the Borrowers, dated the Effective Date (or in the case of a Note evidencing an increased or a new Commitment pursuant to Section 2.15, the effective date of such increased or new Commitment), in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, payable to the order of each such Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Commitment (or, in the case of the Note evidencing the Swingline Loans, $100,000,000).  Any Notes issued by the Borrowers under the Existing Credit Agreement shall be cancelled and returned to the Borrowers by each Lender upon receipt of its replacement Note hereunder and by each other Person which was an Existing Lender under the Existing Credit Agreement.

(b)   The Borrowers shall repay to the Agent the then outstanding principal balance of all Swingline Loans on the earlier of the Swingline Maturity Date or, on the date otherwise requested by the Swingline Lender in accordance with the provisions of Section 2.05(a).  The Borrowers shall repay to the Agent, for the benefit of the applicable Lenders, (i) on the Initial Maturity Date, the then outstanding principal balance of all Initial Loans and (ii) on the relevant maturity date for any Extension Series of Extended Commitments, the then outstanding principal balance of all Extended Loans in respect of such Extension Series.  The Borrowers shall repay to the Agent the then outstanding principal balance of all other Obligations (other than the Initial Loans, Swingline Loans and Extended Loans) on the Termination Date (subject to earlier repayment as provided below).  Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this ARTICLE II.  Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

Section 2.09  Interest on Loans.

(a)   Subject to Section 2.10, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum that shall be equal to the then Alternate Base Rate, plus the Applicable Margin for Base Rate Loans.

(b)   Subject to Section 2.10, each LIBOR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period, plus the Applicable Margin for LIBOR Loans.

(c)   Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBOR Loans) upon any repayment or prepayment thereof (on the amount prepaid).

Section 2.10  Default Interest.

Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans) (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate (including the Applicable Margin for Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

Section 2.11  Certain Fees.

The Borrowers shall pay to the Agent, J.P. Morgan Securities LLC and their Affiliates, as applicable, for their own accounts, the fees set forth in the Fee Letter as and when payment of such fees is due as set forth therein.

Section 2.12  Unused Commitment Fee.

The Borrowers shall pay to the Agent for the account of the Lenders, a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate per annum (on the basis of actual days elapsed in a year of 360 days) of the average daily percentage of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding for any Class of Commitments, the Termination Date applicable to such Class.  The Commitment Fee so accrued in any calendar quarter shall be payable on the first Business Day of the immediately succeeding calendar quarter, except that all Commitment Fees with respect to any Class of Commitments so accrued as of the Termination Date applicable to such Class shall be payable on such Termination Date.  The Agent shall pay the Commitment Fee to the Lenders based upon their pro rata share of the aggregate Commitment Fee due to all Lenders on the date payment is due; provided that for purposes of calculating the pro rata share of any Person which is both the Swingline Lender and a Lender, such Person’s share shall be equal to the difference between (i) such Person’s Commitment, and (ii) the sum of (A) such Person’s Commitment Percentage of the principal amount of Revolving Loans then outstanding (including the principal amount of Swingline Loans then outstanding), and (B) such Person’s Commitment Percentage of the then Letter of Credit Outstandings.

Section 2.13  Letter of Credit Fees.

(a)   The Borrowers shall pay the Agent, for the account of the Lenders, on the first Business Day after the end of each calendar quarter and on the Latest Maturity Date, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the subject quarter or portion thereof preceding such payment date (each computed on the basis of the actual number of days elapsed over a year of 360 days):

(i)    Standby Letters of Credit (other than the Term Loan Letter of Credit):  At the then Applicable Margin per annum for Standby Letters of Credit.

(ii)   Commercial Letters of Credit: At the then Applicable Margin per annum for Commercial Letters of Credit.

(iii)  Term Loan Letter of Credit: At an amount equal to one percent (1%) per annum.

(iv)  After the occurrence and during the continuance of an Event of Default, at the option of the Agent or upon the direction of the Required Lenders, the Letter of Credit Fee set forth in clauses (i) and (ii) above, shall be increased by an amount equal to two percent (2%) per annum.

(b)   After the occurrence of a Specified Event of Default, at the option of the Agent, the Borrowers shall pay to each Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, such fronting fees and other fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each

Letter of Credit issued by such Issuing Bank as are customarily imposed by such Issuing Bank from time to time in connection with letter of credit transactions.

Section 2.14  Nature of Fees.

All fees shall be paid on the dates due, in immediately available funds, to the Agent, for the respective accounts of the Agent, the Issuing Banks, and the Lenders, as provided herein.  Once paid, all fees shall be fully earned and shall not be refundable under any circumstances.

Section 2.15  Termination or Reduction of Commitments; Increase of Commitments.

(a)   Upon at least two (2) Business Days’ prior written notice to the Agent, the Lead Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments of any Class.  Each such partial reduction shall be in the principal amount of $10,000,000 or any integral multiple thereof.  Each such reduction or termination shall (i) be applied ratably to the Commitments of each Lender of such Class, except that, notwithstanding the foregoing, (1) the Lead Borrower may allocate any termination or reduction of Commitments among Classes of Commitments either (A) ratably among Classes or (B) first to the Commitments with respect to any Existing Commitments and second to any Extended Commitments, in each case, on a pro rata basis based on such Lender’s Commitment Percentage of the applicable Class of Commitments and (2) in connection with the establishment on any date of any Extended Commitments pursuant to Section 2.30, the Existing Commitments of any one or more Lenders providing any such Extended Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Loans made on such date, the Credit Extensions of any such Lender does not exceed the Commitment thereof (such Credit Extension and Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause (x) shall be made in compliance with the requirements of Section 2.25 with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.30 of Existing Commitments and Existing Loans into Extended Commitments and Extended Loans respectively, and prior to any reduction being made to the Commitment of any other Lender) and (ii) be irrevocable when given.  At the effective time of each such reduction or termination, the Borrowers shall pay to the Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Commitments so terminated or reduced through the date thereof and (ii) any amount by which the Credit Extensions outstanding on such date exceed the amount to which the Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.

(b)   The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Lead Borrower, on behalf of the Borrowers, may make a maximum of four (4) such requests, (iii) the Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.15(c) have been satisfied; provided that for purposes of clarity, no Lender shall have any obligation to agree to increase its Commitments.

(c)   Any amendment hereto for such an increase or addition of the Commitments pursuant to Section 2.15(b) shall be in form and substance satisfactory to the Agent and shall only require the written signatures of the Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the requisite Lenders pursuant to Section 9.02(b) if any such increase would cause the Total Commitment to exceed $1,250,000,000.  As a condition precedent to such an increase, the Borrowers shall deliver to the Agent a certificate of each Borrower signed by an authorized officer of each Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in ARTICLE III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

(d)   Within a reasonable time after the effective date of any increase or addition of the Commitments pursuant to Section 2.15(b), the Agent shall, and is hereby authorized and directed to, revise Schedule 1.1 to reflect such increase and shall distribute such revised Schedule 1.1 to each of the Lenders and the Borrowers, whereupon such revised Schedule 1.1 shall replace the old Commitment Schedule and become part of this Agreement.  On the Business Day following any such increase, all outstanding Base Rate Loans shall be reallocated by the Agent among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Commitment Percentages and the Agent shall make adjustments among the Lenders with respect to the Loans then outstanding and amounts of principal, interest, Commitment Fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Agent, in order to effect such reallocation.  LIBOR Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such LIBOR Loans being continued shall be reallocated, and any such LIBOR Loans being converted to Base Rate Loans shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

Section 2.16  Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a)   the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)   the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy (or other electronic transmission) as promptly as practicable thereafter (but in any event, within two (2) Business Days) and, until the Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a Borrowing of Base Rate Loans.

Section 2.17  Conversion and Continuation of Loans.

The Lead Borrower on behalf of the Borrowers shall have the right at any time,

(a)   on three (3) Business Days’ prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m., New York City time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of Base Rate Loans (but in no event Swingline Loans) to Borrowings of LIBOR Loans or (y) to continue an outstanding Borrowing of LIBOR Loans for an additional Interest Period, or

(b)   on one (1) Business Day’s prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m., New York City time, on the first Business Day preceding the date of any conversion), to convert any outstanding Borrowings of LIBOR Loans to a Borrowing of Base Rate Loans,

subject to the following:

(i)    no Borrowing of Loans may be converted into, or continued as, LIBOR Loans at any time when an Event of Default has occurred and is continuing and the Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions;

(ii)   if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such refinancing;

(iii)  the aggregate principal amount of Loans being converted into or continued as LIBOR Loans shall be in an integral of $1,000,000 and at least $10,000,000;

(iv)  the Interest Period with respect to a Borrowing of LIBOR Loans effected by a conversion or in respect to the Borrowing of LIBOR Loans being continued as LIBOR Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(v)   a Borrowing of LIBOR Loans may be converted only on the last day of an Interest Period applicable thereto;

(vi)  each request for a conversion or continuation of a Borrowing of LIBOR Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(vii) no more than fifteen (15) Borrowings of LIBOR Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of Base Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBOR Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Base Rate Loans at the expiration of the then-current Interest Period.  The Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

Section 2.18  Mandatory Prepayment; Cash Collateral.

The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a)   If at any time the amount of the Credit Extensions exceeds the lower of (i) the then amount of the Total Commitment, and (ii) the then amount of the Borrowing Base, the Borrowers will immediately upon notice from the Agent (A) prepay the Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to the difference between (1) 103% of the Letters of Credit Outstanding, and (2) the lower of (x) the amount of the then Total Commitment, and (y) the then amount of the Borrowing Base.

(b)   To the extent required pursuant to Section 2.21(c), the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.21(c).

(c)   Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Loans are prepaid.  Each partial prepayment of LIBOR Loans shall be in an integral multiple of $1,000,000.  If any prepayment of LIBOR Loans is made other than on the last day of an Interest Period applicable thereto, the Borrowers shall reimburse the Lenders for all “Breakage Costs” (as defined in Section 2.19 below) associated therewith.  In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Agent shall hold all amounts required to be applied to LIBOR Loans in the Cash Collateral Account and will apply such funds to the applicable LIBOR Loans at the end of the then pending Interest Period therefor (provided that the foregoing shall in no way limit or restrict the Agent’s rights upon the subsequent occurrence of an Event of Default).  No partial prepayment of a

Borrowing of LIBOR Loans pursuant to this Section 2.18 shall result in the aggregate principal amount of the LIBOR Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 (unless all such outstanding LIBOR Loans are being prepaid in full).  Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(d)   All amounts required to be applied to all Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

(e)   Upon the Termination Date applicable to a Class of Commitments, the Commitments of such Class shall be terminated in full and the Borrowers shall pay, in full and in cash, all outstanding Loans of such Class.

Section 2.19  Optional Prepayment of Loans; Reimbursement of Lenders.

(a)   The Borrowers shall have the right at any time and from time to time to prepay outstanding Loans in whole or in part, (x) with respect to LIBOR Loans, upon at least two (2) Business Days’ prior written, telex or facsimile (or other electronic transmission) notice to the Agent prior to 11:00 a.m., New York City time, and (y) with respect to Base Rate Loans, on the same Business Day if written, telex or facsimile (or other electronic transmission) notice is received by the Agent prior to 1:00 p.m., New York City time, subject to the following limitations:

(i)    Subject to Section 2.18, all prepayments shall be paid to the Agent for application, first, to the prepayment of outstanding Swingline Loans, and second, to the prepayment of other outstanding Loans ratably in accordance with each Lender’s Commitment Percentage.

(ii)   Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding LIBOR Loans are prepaid.  Each partial prepayment of LIBOR Loans shall be in an integral multiple of $1,000,000.  If any prepayment of LIBOR Loans is made other than on the last day of an Interest Period applicable thereto, the Borrowers shall reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith.  No partial prepayment of a Borrowing of LIBOR Loans pursuant to this Section 2.19 shall result in the aggregate principal amount of the LIBOR Loans remaining outstanding pursuant to such Borrowing being less than $10,000,000 (unless all such outstanding LIBOR Loans are being prepaid in full).

(iii)  Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of LIBOR Loans, the Borrowing or Borrowings pursuant to which such Loans were made.  Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount and on the date stated therein.  The Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount and Type of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)   The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Base Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBOR Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.03 in respect of LIBOR Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason.  Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBOR Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBOR Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”).  Any Lender demanding reimbursement for such loss shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined, such certificates to be substantially in the form of Exhibit E hereto.

(c)   In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.19(a), the Borrowers on demand by any Lender shall pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any actual loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment.  Any Lender demanding such payment shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined, such certificates to be substantially in the form of Exhibit E hereto.

(d)   Whenever any partial prepayment of Loans of a particular Class are to be applied to LIBOR Loans of such Class, such LIBOR Loans shall be prepaid in the chronological order of their Interest Payment Dates.

Notwithstanding the foregoing (and as provided in clause (1) of the proviso to Section 2.30(a)), the Borrowers may not optionally prepay Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Existing Loans of the Specified Existing Commitment Class of the Existing Class from which such Extended

Loans and Extended Commitments were converted (or such Loans and Commitments of the Existing Class have otherwise been repaid and terminated in full).

Section 2.20  Maintenance of Loan Account; Statements of Account.

(a)   The Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as set forth herein, and (iii) any and all other monetary Obligations that have become payable.

(b)   The Loan Account will be credited with all amounts received by the Agent from the Borrowers, including all amounts received in the JPMorgan Concentration Account from the Blocked Account Banks, and the amounts so credited shall be applied as set forth in Section 2.22.  After the end of each month, the Agent shall send to the Borrowers a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrowers during that month.  The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.

Section 2.21  Cash Receipts.

(a)   Annexed hereto as Schedule 2.21(a) is a list of all DDAs as of the Effective Date, which Schedule includes, with respect to each depository and DDA, as applicable, (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; (iii) to the extent known, a contact person at such depository and (iv) indicating whether both a duly completed and executed DDA Notification and a Blocked Account Agreement satisfying the requirements of Section 2.21(c) have been delivered to the Agent prior to the Effective Date for such DDA, and if so completed and delivered, identifying such DDA Notification and such Blocked Account Agreement for such DDA (each such DDA, an “Existing Blocked Account”).

(b)   Annexed hereto as Schedule 2.21(b) is a list (i) describing all arrangements to which any Borrower is a party as of the Effective Date with respect to the payment to any Borrower of the proceeds of all credit card charges for sales by any Borrower and (ii) indicating whether a duly completed and executed Credit Card Notification satisfying the requirements of Section 2.21(c) has been delivered to the Agent prior to the Effective Date for such arrangement, and if so completed and delivered, identifying such Credit Card Notification (each such Credit Card Notification, an “Existing Credit Card Notification”).

(c)   (i)  Within sixty (60) days after the Effective Date, (A) the Subsidiary Borrowers shall deliver to the Agent notifications executed on behalf of the Subsidiary Borrowers to each depository institution with which any DDA is maintained by the Subsidiary Borrowers (other than an Existing Blocked Account) in form satisfactory to the Agent, of the Agent’s interest in such DDA (each, a “DDA Notification”), and (B) the Subsidiary Borrowers shall either (1) enter into agency agreements with the banks maintaining the deposit accounts or other accounts identified on Schedule 2.21(a) that maintain a DDA (other than an Existing Blocked Account) (collectively, the “New Blocked Accounts”, and collectively with the Existing Blocked Accounts, the “Blocked Accounts”), which agreements (the “Blocked Account Agreements”) shall be in form and substance reasonably satisfactory to the Agent, or (2) if the Subsidiary Borrowers are unable to enter into Blocked Account Agreements in form reasonably satisfactory to the Agent with any of the banks identified on Schedule 2.21(a), the Subsidiary Borrowers shall (I) provide the Agent with evidence, reasonably satisfactory to the Agent, that the Subsidiary Borrowers have closed the deposit accounts maintained with such banks, (II) establish new deposit accounts or other accounts (the “Replacement Deposit Accounts”) with a different financial institution (the “Replacement Institution”), (III) enter into a Blocked Account Agreement in form and substance reasonably satisfactory to the Agent with each Replacement Institution and the Agent with respect to the Replacement Deposit Accounts, and (IV) in connection with the foregoing, provide the Agent with an amended Schedule 2.21(a) reflecting the removal of the closed deposit accounts and the addition of the Replacement Deposit Accounts, and (ii) within sixty (60) days after the Effective Date, the Borrowers shall deliver to the Agent notifications (the “Credit Card Notifications”) executed on behalf of the Subsidiary Borrowers to each of their major credit card processors that has not delivered an Existing Credit Card Notification instructing such credit card processors to remit proceeds of all credit card charges to a Blocked Account (Account No. 323-389732) with JPMorgan (the “Lead Borrower Blocked Account”), which Lead Borrower Blocked Account is subject to the Lead Borrower Blocked Account Agreement.

The DDA Notifications shall require, after the occurrence and during the continuance of an Event of Default or Cash Control Event, the sweep on each Business Day of all available cash receipts and other proceeds from the sale of Inventory, including, without limitation, the proceeds of all credit card charges (all such cash receipts and proceeds, “Cash Receipts”), to a concentration account maintained by the Agent at JPMorgan (i.e. Account No 801-805236) the “JPMorgan Concentration Account”).  The Blocked Account Agreements (including, without limitation, the Blocked Account Agreement with respect to the Lead Borrower Blocked Account) shall require, after the occurrence and during the continuance of an Event of Default or Cash Control Event, the sweep on each Business Day of all cash and other amounts, including, without limitation, all Cash Receipts, held in such Blocked Account to the JPMorgan Concentration Account.

(d)   The Borrowers shall cause all Cash Receipts from the sale of each Subsidiary Borrower’s Inventory to be directly deposited into a Blocked Account subject to a Blocked Account Agreement.

(e)   The Subsidiary Borrowers may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Agent of appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of this Section 2.21 and Section 5.12(d).  Unless consented to in writing by the Agent, the Borrowers may not enter into any agreements with credit card processors unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Agent, provided that in the event that the Borrowers are able to cause their credit card processors to segregate the credit card proceeds of the Subsidiary Borrowers from the credit card proceeds of the Lead Borrower and its other Subsidiaries in a manner reasonably satisfactory to the Agent, the Borrowers may substitute a Credit Card Notification for those delivered on or before the Effective Date, instructing the credit card processors to remit proceeds of credit card charges of only the Subsidiary Borrowers to the JPMorgan Concentration Account.

(f)    The JPMorgan Concentration Account is, and shall remain, under the sole dominion and control of the Agent.  Each Borrower acknowledges and agrees that (i) such Borrower has no right of withdrawal from the JPMorgan Concentration Account, (ii) the funds on deposit in the JPMorgan Concentration Account shall continue to be collateral security for all of the Obligations and (iii) the funds on deposit in the JPMorgan Concentration Account shall be applied as provided in Section 2.22.

(g)   So long as (i) no Event of Default has occurred and is continuing, and (ii) no Cash Control Event has occurred and is continuing, daily, the Borrowers may direct, and shall have sole control over, the manner of disposition of its funds in the DDA Accounts and Blocked Accounts.  After the occurrence and during the continuation of an Event of Default or Cash Control Event, the Subsidiary Borrowers shall cause the ACH or wire transfer to a Blocked Account or to the JPMorgan Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account, unless the Commitments have been terminated hereunder and the Obligations have indefeasibly been paid in full) of the then contents of each DDA, each such transfer to be net of any minimum balance, not to exceed $10,000, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained, and, in connection with each such transfer, the Subsidiary Borrowers shall also provide the Agent with an accounting of the contents of each DDA which shall identify, to the satisfaction of the Agent, the Other Store Proceeds.  Upon the receipt of (x) the contents of each such DDA, and (y) such accounting, the Agent agrees to promptly remit to the Borrowers the Other Store Proceeds received by the Agent for such day.

Further, whether or not any Obligations are then outstanding, after the occurrence and during the continuation of an Event of Default or Cash Control Event, the Subsidiary Borrowers shall cause the ACH or wire transfer to the JPMorgan Concentration Account, no less frequently than daily, of the then entire ledger balance of each Blocked Account (including, without limitation, the Lead Borrower Blocked Account), net of such minimum balance, not to exceed $10,000, as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained.  In addition to the foregoing, unless and until the Borrowers have established procedures with their credit card processors to deposit the NonBorrower Credit Card Proceeds to an account, other than the Lead Borrower Blocked Account, which is not subject to the Lien of the Agent,  the Borrowers shall, in connection with the transfer of the ledger balance of the Lead Borrower Blocked Account, net of the permitted balance, provide the Agent with an accounting of the contents of the Lead Borrower Blocked Account, which shall identify, to the satisfaction of the Agent, the NonBorrower Credit Card Proceeds.  Upon the receipt of (x) the contents of the Lead Borrower Blocked Account, and (y) such accounting, the Agent agrees to promptly remit to the Borrowers the NonBorrower Credit Card Proceeds received by the Agent for such day.

In the event that, notwithstanding the provisions of this Section 2.21, after the occurrence of an Event of Default or Cash Control Event, the Borrowers receive or otherwise have dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by the Borrowers for the Agent and shall not be commingled with any of the Borrowers’ other funds or deposited in any account of any Borrower other than as instructed by the Agent.

Effective upon notice to the Lead Borrower from the Agent, after the occurrence and during the continuation of a Cash Control Event or an Event of Default (including, without limitation, the failure of the Borrowers to comply with the provisions of this Section 2.21(g)) (which notice may be given by telephone if promptly confirmed in writing), (i) the Agent may, at any time thereafter, deliver the DDA Notifications and the Credit Card Notifications to the addressees thereof, and (ii) the DDA Accounts, Blocked Accounts and the JPMorgan Concentration Account will, without any further action on the part of any Borrower or the Agent convert into a closed  account under the exclusive dominion and control of the Agent in which funds are held subject to the rights of the Agent hereunder.  In such event, all amounts in the JPMorgan Concentration Account (other than NonBorrower Credit Card Proceeds and Other Store Proceeds) from time to time may be applied to the Obligations in such order and manner as provided in Section 2.22 hereof.

Section 2.22  Application of Payments.

(a)   Subject to the provisions of Section 2.21, prior to the occurrence of a Cash Control Event or an Event of Default and acceleration of the Obligations, all amounts received in the JPMorgan Concentration Account from any source, including the Blocked Account Banks, shall be applied, on the day of receipt, in the following order: first, to pay interest due and payable on Credit Extensions and to pay fees and expense reimbursements and indemnification then due and payable to the Agent, J.P. Morgan Securities LLC, the Issuing Banks, and the Lenders; second to repay outstanding Swingline Loans; third, pro rata, to repay (x) other outstanding Loans, (y) all outstanding reimbursement obligations under Letters of Credit, and (z) the Specified Bank Product Amounts; provided that outstanding Base Rate Loans shall be repaid before outstanding LIBOR Loans are repaid; and further provided that payments to repay outstanding LIBOR Loans (i) shall be accompanied by the payment of all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, (ii) at the Lead Borrower’s option, shall rather fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBOR Loans on the last day of the then-pending Interest Period therefor; fourth, to pay all other Obligations (excluding outstanding obligations with respect to Specified Bank Products that were not otherwise repaid under the “third” step set forth above) that are then outstanding and then due and payable (it being understood that undrawn Letters of Credit shall not be required to be cash collateralized if no Event of Default has occurred and is continuing); fifth, to pay outstanding obligations with respect to Specified Bank Products that were not otherwise repaid under the “third” step set forth above.  If all amounts set forth in clauses first through and including fifth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall promptly be released to the Borrowers upon the request of the Lead Borrower.  Any other amounts received by the Agent, the Issuing Banks, or any Lender as contemplated by Section 2.21 shall also be applied in the order set forth above in this Section 2.22.

(b)   After the occurrence of a Cash Control Event or an Event of Default and acceleration of the Obligations, all amounts received on account of the Obligations shall be applied in the manner set forth in Section 6.02 of the Security Agreement and Section 6.02 of the Pledge Agreement.

(c)   For purposes of calculating interest on the Loans, all credits against the Obligations shall be effective on the Business Day following the day of receipt thereof (other than amounts received which constitute immediately available funds shall be credited on the Business Day of receipt).  All credits against the Obligations shall otherwise be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Agent of the items giving rise to such credits.  If any item deposited to the JPMorgan Concentration Account and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Agent, the Issuing Banks and the Lenders against all claims and losses resulting from such dishonor or return.  Without limiting the foregoing, the Agent may delay application of the items deposited in the JPMorgan Concentration Account to the Obligations until the Agent has received a reconciliation of NonBorrower Credit Card Proceeds which may have been forwarded to the JPMorgan Concentration Account.

Section 2.23  Increased Costs.

(a)   If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank; or

(ii)   impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income, or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or an Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) other than Taxes which shall be governed by Section 2.26 hereof, then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such

Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)   If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)   A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.24  Change in Legality.

(a)   Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBOR Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in the London interbank market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.  In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b)   For purposes of this Section 2.24, a notice to the Borrowers by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any LIBOR Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrowers.

Section 2.25  Payments; Sharing of Setoff.

(a)   The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.19(b), Section 2.23 or Section 2.26, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.19(b), Section 2.23, Section 2.26 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document (other than payments with respect to LIBOR Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBOR Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)   If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed drawings under Letters of Credit then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed drawings under Letters of Credit then due to such parties.

(c)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d)   Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e)   If any Lender shall fail to make any payment required to be made by it hereunder, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clause (i) and (ii) above shall be made in such order as may be determined by the Agent in its discretion.  If at any time prior to the acceleration or maturity of the Loans, the Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an issuance of a Letter of Credit while one or more Defaulting Lenders shall be party to this Agreement, the Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Commitment Percentage of all Loans then outstanding.  After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 2.22.

Section 2.26  Taxes.

(a)   Withholding of Taxes; Gross-Up.  Each payment by or on account of the Borrowers under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes from any such payment, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by the Borrowers shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)   Payment of Other Taxes by the Borrowers.  In addition, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes or Other Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under this Section 2.26(c)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if any claim pursuant to this Section 2.26(c) is made later than 180 days after the date on which the Recipient received written notice that the relevant Indemnified Taxes or Other Taxes are payable, then the Borrowers shall not be required to indemnify the applicable Recipient for any interest or penalties which accrue in respect of such Indemnified Taxes or Other Taxes after the 180th day and the term Indemnified Taxes shall not include such interest and penalties; provided further that, if there is a Change in Law giving rise to such Indemnified Taxes or Other Taxes that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The indemnity under this Section 2.26(c) shall be paid within ten (10) days after the Recipient delivers to the Lead Borrower a certificate stating the amount of any Indemnified Taxes or Other Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.

Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to the Agent.

(d)   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)   Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.26(e) shall be paid within ten (10) days after the Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)    Status of Lenders.  (i) Any Lender that is entitled to an exemption from, or reduction of any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.26(f)(ii)(A) through (E) or Section 2.26(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of the Lead Borrower or the Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.26(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Lead Borrower and the Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)   Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Lead Borrower and the Agent (in such number of copies reasonably requested by the Lead Borrower and the Agent) on or prior to the date on which such Lender becomes a party hereto and on or before the date, if any, such Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”), duly completed and executed copies of whichever of the following is applicable:

(A)          in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)          in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)           in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (ii), (A), (B), (C) and (D) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or

(F)           any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Lead Borrower or the Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)                          If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.26(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.26 (including additional amounts paid pursuant to this Section 2.26), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.26(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.26(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.26(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)   Issuing Bank.  For purposes of Section 2.26(e) and (f), the term “Lender” includes any Issuing Bank.

Section 2.27  Security Interests in Collateral.

To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers shall grant to the Agent, for its benefit and the ratable benefit of the other Secured Parties, a first-priority security interest in all of the Collateral pursuant hereto and to the Security Documents.

Section 2.28  Mitigation Obligations; Replacement of Lenders.

(a)   If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.23 or Section 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Effective Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

(b)   If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Agent, the Issuing Banks and the Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.23 or payments required to be made pursuant to Section 2.26, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.29  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a)   fees shall cease to accrue on the Unused Commitment of such Defaulting Lender pursuant to Section 2.12;

(b)   such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Extensions of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Supermajority Lenders have taken or may take any action hereunder;

(c)   if any Swingline Exposure or Letter of Credit Outstandings exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swingline Exposure or Letter of Credit Outstandings of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Extensions plus such Defaulting Lender’s pro rata share of the Swingline Exposure and Letters of Credit Outstandings does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Oustandings (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such Letter of Credit Outstandings is outstanding;

(iii)          if the Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Outstandings pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(a) with respect to such Defaulting Lender’s Letter of Credit Outstandings during the period such Defaulting Lender’s Letter of Credit Outstandings is cash collateralized;

(iv)          if the Letter of Credit Outstandings of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 and Section 2.13(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Commitment Percentages; and

(v)           if all or any portion of such Defaulting Lender’s Letter of Credit Outstandings is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all letter of credit fees payable under Section 2.13(a) with respect to such

Defaulting Lender’s Letter of Credit Outstandings shall be payable to the Issuing Banks until such Letter of Credit Outstandings is reallocated and/or cash collateralized; and

(d)   so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.29(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.29(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Banks or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Issuing Banks or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder.

In the event that each of the Agent, the Borrowers, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Letter of Credit Outstandings of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

Section 2.30  Extension Offers.

(a)   The Borrowers may at any time and from time to time request that all or a portion of the Commitments of any Class, existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans under any such facility, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so Extended, “Extended Commitments” and any related revolving credit loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.30.  Prior to entering into any Extension Amendment with respect to any Extended Commitments, the Lead Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Commitments and which such request shall be offered equally to all Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established thereunder, which terms shall be substantially similar to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Existing Commitments of the Specified Existing Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, original issue discounts and premiums with respect to the Extended Commitments may be different from those for the Existing Commitments of the Specified Existing Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A), (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Commitments may be different from such rate for Existing Commitments of the Specified Existing Commitment Class and (2) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in effect prior to the Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.30 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments (which shall be governed by clause (3) below)) of the Extended Loans under any Extended Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Loans of the Specified Existing Commitment Class (the mechanics for which may be implemented through the applicable Extension Amendment and may include technical changes related to the borrowing and replacement procedures of the Specified Existing Commitment Class), (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the assignment and participation provisions set forth in Section 9.05, (3) subject to the applicable limitations set forth in Section 2.15, permanent repayments of Extended Loans (and corresponding permanent reduction in the related Extended Commitments) shall be permitted as may be agreed between the Lead Borrower and the Lenders thereof and (4) the Extension Amendment may provide for any other amendments or modifications provided such other amendments or modifications are consented to by the requisite Lenders in accordance with Section 9.02.  No Lender shall have any obligation to agree to have any of its Loans or Commitments of any Existing Class converted into Extended Loans or Extended Commitments pursuant to any Extension Request.  Any Extended Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Commitments of the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(b)   The Lead Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.30.  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Commitments (or any earlier Extended Commitments) of an Existing Class subject to such Extension Request converted into Extended Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments (and/or any earlier Extended Commitments) which it has elected to convert into Extended Commitments (subject to any minimum denomination requirements imposed by the Agent).  In the event that the aggregate amount of Commitments (and any earlier Extended Commitments) subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, Commitments and (and any earlier Extended Commitments) subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Commitments (and any earlier Extended Commitments) included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.  Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Existing Commitments of the Specified Existing Commitment Class for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.05 and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the applicable Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)   Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Borrowers, the Agent and the Extending Lenders.  It is understood and agreed that each Lender hereunder has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.30 and the arrangements described above in connection therewith.  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $200,000,000.  Notwithstanding anything to the contrary in this Section 2.30(c) and without limiting the generality or applicability of Section 9.02 to any Section 2.30 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.30 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.30 Additional Amendments are within the requirements of Section 2.30(a) and do not become effective prior to the time that such Section 2.30 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Borrowers and other parties (if any) as may be required in order for such Section 2.30 Additional Amendments to become effective in accordance with Section 9.02.

(d)   Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Class of Existing Commitments is converted to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension

Date”), in the case of the Existing Commitments of each Extending Lender under any Specified Existing Commitment Class, the aggregate principal amount of such Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Commitment Class and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Existing Loans of any Extending Lender are outstanding under the Specified Existing Commitment Class, such Existing Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.  Promptly following each Extension Date, the Borrowers, at the request of any Extending Lender, will deliver to such Lender a replacement Note or Notes, conforming to the requirements of Section 2.08(a) but modified to reflect the changes to such Lender’s Existing Commitment or Extended Commitment, as applicable. Upon receipt of its replacement Note or Notes hereunder the relevant Lender shall cancel and return to the Borrowers each replaced Note held by such Lender

(e)   No exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.30 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower, for itself and on behalf of such Borrower’s Subsidiaries represents and warrants to the Agent and the Lenders that:

Section 3.01  Organization; Powers.  Each Borrower is, and each of its Subsidiaries is, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each such Person has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02  Authorization; Enforceability.  The transactions contemplated hereby and by the other Loan Documents to be entered into by each Borrower are within such Borrower’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate, limited liability company or partnership, and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Borrower that is a party hereto and constitutes, and each other Loan Document to which any Borrower is a party, when executed and delivered by such Borrower will constitute, a legal, valid and binding obligation of such Borrower (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03  Governmental Approvals; No Conflicts.  The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those which could not be reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by laws or other organizational documents of any Borrower or any order of any Governmental Authority, except for such violation which could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower or any of its Subsidiaries or their respective assets, except for such violation or default (other than under the Bonds as to which no violation or default may exist) which could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any payment to be made by any Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of its Subsidiaries, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

Section 3.04  Financial Condition.  The Lead Borrower has heretofore furnished to the Lenders (a) the consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the fiscal year ending Janaury 29, 2011, and (b) the balance sheet for each Subsidiary Borrower, individually, as of and for the fiscal year ending Janaury 29, 2011, certified by a Financial Officer of the Lead Borrower.  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries and the financial condition of such Subsidiary Borrowers, in each case, as of such dates and for such periods in accordance with GAAP.  Since the date of such financial statements, there have been no changes in the assets, liabilities, financial condition, or business of the Borrowers other than changes in the ordinary course of business, the effect of which has not been materially adverse to the Lead Borrower and its Subsidiaries taken as a whole.

Section 3.05  Properties. (a) Each Borrower, and each of its Subsidiaries, has good title to, or valid leasehold interests in, all its real and personal property material to its business, except to the extent the failure to have such could not reasonably be expected to have a Material Adverse Effect.

(b)   Each Borrower, and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)   Schedule 3.05(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Subsidiary Borrowers and each of their respective Subsidiaries as of the Effective Date, together with a list of the holders of any mortgage or other Lien thereon.  Schedule 3.05(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Subsidiary Borrowers and each of their respective Subsidiaries as of the Effective Date, together with a list of the landlord and the holders of any mortgage or other Lien thereon.

Section 3.06  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower or any of its Subsidiaries, threatened against or affecting any such Person (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.06) or (ii) that involve any of the Loan Documents.

(b)   Except for the matters set forth on Schedule 3.06, and except as could not reasonably be expected to have a Material Adverse Effect, no Borrower and no Subsidiary of any Borrower (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)   Since the Effective Date, there has been no change in the status of the matters set forth on Schedule 3.06 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.07  Compliance with Laws and Agreements.  Each Borrower, and each of its Subsidiaries, is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures (including, without limitation, the Bonds), material agreements (including, without limitation, any agreements relating to the securitization of the Lead Borrower’s private label credit cards and any agreements relating to Material Indebtedness) and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.08  Investment Company Status.  Neither the Lead Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09  Taxes.  Each Borrower, and each of its Subsidiaries, has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien has arisen, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10  ERISA.  None of the Borrowers or their ERISA Affiliates is party to a Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.  No Withdrawal Liability could be imposed on any Borrower or ERISA Affiliate that could reasonably be expected to result in a Material Adverse Effect.  No Borrower or ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Borrower or such ERISA Affiliate in its sole discretion at any time without triggering liability which could reasonably be expected to result in a Material Adverse Effect.

Section 3.11  Disclosure.  The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Borrower or any of its Subsidiaries, is subject, and all other matters known to any of them, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.12  Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of each Borrower in each Subsidiary as of the Effective Date.  As of the Effective Date, except as set forth on Schedule 3.12, the Subsidiary Borrowers are not and each of their respective Subsidiaries is not party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.

Section 3.13  Insurance.  Schedule 3.13 sets forth a description of all insurance which covers the Collateral maintained by or on behalf of the Borrowers and their respective Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 3.14               Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened.  The hours worked by and payments made to employees of the Borrowers and their respective Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation could reasonably be expected to have a Material Adverse Effect.  All payments due from any Borrower or any of its Subsidiaries, or for which any claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower or any of its Subsidiaries is bound.

Section 3.15               Security Documents.  The Security Documents create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable UCC, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Subsidiary Borrowers thereunder in such Collateral, in each case prior and superior in right to any other Person, except as permitted hereunder or under any other Loan Document.

Section 3.16               Federal Reserve Regulations.  (a)  Neither the Borrowers nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock in violation of, or in a manner that is inconsistent with, the provisions of applicable law and the regulations of the Board, including Regulation U or X, (ii) to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (iii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation U or X.

Section 3.17               Solvency.  Each of the Borrowers is Solvent.  No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

ARTICLE IV

CONDITIONS

Section 4.01               Effective Date.  The amendment and restatement of the Existing Credit Agreement and the obligation of the Lenders to make any Loans and of any Issuing Bank to issue any Letters of Credit hereunder is subject to the following conditions precedent:

(a)                                 The Agent (or its counsel) shall have received from each party hereto other than the Lenders either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b)                                 The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders on the Effective Date and dated the Effective Date) of Simpson Thacher& Bartlett LLP, counsel for the Borrowers substantially in the form of Exhibit C, and such other opinions of counsel as the Agent may reasonably request, and covering such matters relating to the Borrowers, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request and as customary for transactions of this type.  The Borrowers hereby request such counsel to deliver such opinion.

(c)                                  The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Borrowers, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agent and their counsel.

(d)                                 The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on January 31, 2012.

(e)                                  The Agent shall have received a certificate, reasonably satisfactory in form and substance to the Agent, with respect to the solvency of (i) the Lead Borrower and its Subsidiaries on a consolidated basis, and (ii) each other Borrower, individually, as of the Effective Date.

(f)                                   All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agent.

(g)                                  The Agent shall have received (i) appraisals of the Collateral consisting of Inventory by a third party appraiser reasonably acceptable to the Agent; and (ii) a commercial finance examination of the Borrowers’ books and records reasonably acceptable to the Agent.

(h)                                 The Agent shall be reasonably satisfied that there has been no material adverse change in the assets, business, financial condition, or income of the Lead Borrower and its Subsidiaries since the date of the most recent financial information delivered to the Agent.

(i)                                     The Agent shall have received and be reasonably satisfied with (A) the audited financial statements of the Lead Borrower and its Subsidiaries for the fiscal year ended January 30, 2010 and January 29, 2011; (B) satisfactory unaudited interim consolidated financial statements of the Lead Borrower for each fiscal quarter ended subsequent to the date of the latest financial statements delivered pursuant to clause (A) of this paragraph (i) and (C) the Lead Borrower’s most recent projected income statement, balance sheet and cash flows prepared on a quarterly basis through February 2, 2013 and on an annual basis through January 28, 2017.

(j)                                    There shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(k)                                 No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any material agreement of any Borrower, including, without limitation, under the Bonds or under any agreement relating to Material Indebtedness.

(l)                                     The Agent shall have received results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the Borrowers’ Inventory and proceeds thereof, including without limitation, receivables from credit card processors, except for Liens for which termination statements and releases reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit.

(m)                             Other than as set forth in Section 2.21(c), the Agent shall have received all documents and instruments, including UCC financing statements and a Blocked Account Agreement for the Lead Borrower Blocked Account, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent.

(n)                                 All fees due on the Effective Date and all reasonable out-of-pocket expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Agent) for which invoices have been presented not later than three (3) Business Days prior to the Effective Date, shall have been paid in full.

(o)                                 The consummation of the transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation, or (b) conflict with, or result in a default or event of default under, any material agreement of any Borrower, including, without limitation, under the Bonds or any agreement relating to Material Indebtedness (and the Agent and the Lenders shall receive a satisfactory opinion of Borrowers’ counsel to that effect).

(p)                                 No material changes in governmental regulations or policies affecting the Borrowers, the Agent, the Joint Lead Arrangers or any Lender involved in this transaction shall have occurred prior to the Effective Date which could, individually or in the aggregate, materially adversely effect the transaction contemplated by this Agreement.

(q)                                 The Agent shall have received a certificate of the Lead Borrower stating that the representations and warranties made by the Borrowers to the Agent and the Lenders in the Loan Documents are true and complete as of the date of such Certificate, and that no event has occurred which is or which, solely with the giving of notice or passage of time (or both) would be an Event of Default.

(r)                                    There shall be no Default or Event of Default on the Effective Date.

(s)                                   There shall have been delivered to the Agent such additional instruments and documents as the Agent, the Joint Lead Arrangers or their counsel reasonably may require or request.

Without limiting the generality of the provisions of Section 8.04(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 4.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.  All documents executed or submitted pursuant to this Section 4.01 by and on behalf of the Borrowers shall be in form and substance reasonably satisfactory to the Agent and its counsel.  The Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2012, (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate at such time).

Section 4.02               Conditions Precedent to Each Loan and Each Letter of Credit.

In addition to those conditions described in Section 4.01, the obligation of the Lenders to make each Revolving Loan and of the Issuing Banks to issue each Letter of Credit, is subject to the following conditions precedent:

(a)                                 Notice.  The Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by ARTICLE II.

(b)                                 Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date

(c)                                  No Default.  On the date of each such Borrowing and the issuance of each Letter of Credit, and after giving effect to such Borrowing or issuance of such Letter of Credit, the Borrowers shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d)                                 Borrowing Base Certificate.  The Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied at that time and that after giving effect to such extension of credit the aggregate of all Credit Extensions shall not exceed the amounts set forth in Section 2.01(a) hereof.  The conditions set forth in this Section 4.02 are for the sole benefit of the Agent and each Lender and may be waived by the Agent in whole or in part without prejudice to the Agent or any Lender.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Agent and the Lenders that:

Section 5.01               Financial Statements and Other Information.  The Borrowers will furnish to the Agent:

(a)                                 within ninety (90) days after the end of each fiscal year of the Lead Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited and reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 within forty-five (45) days after the end of each fiscal quarter of the Lead Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with

GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)                                  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)                                 within forty-five (45) days after the commencement of each fiscal year of the Lead Borrower, a detailed consolidated budget by quarter for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(e)                                  within five (5) days after the end of each month, a certificate in the form of Exhibit D or any other form approved by the Agent (a “Borrowing Base Certificate”) showing the Borrowing Base as of the close of business on the last day of the immediately preceding month, each such Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower, provided, however, if and so long as Excess Availability is less than $150,000,000, such Borrowing Base Certificate (showing the Borrowing Base as of the close of business on the last day of the immediately preceding week) shall be furnished weekly on Wednesday of each week;

(f)                                   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Lead Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission, or with any national securities exchange, as the case may be;

(g)                                  promptly upon receipt thereof, copies of all reports submitted to the Lead Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of the Lead Borrower and its Subsidiaries made by such accountants, including any management letter commenting on the Borrowers’ internal controls submitted by such accountants to management in connection with their annual audit; and

(h)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request.

Section 5.02               Notices of Material Events.  The Borrowers will furnish to the Agent, each Issuing Bank, and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Subsidiary or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect;

(d)                                 any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)                                  the discharge by any Borrower of their present independent accountants or any withdrawal or resignation by such independent accountants.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

Section 5.03               Information Regarding Collateral.  (a)  The Lead Borrower will furnish to the Agent prompt written notice of any change (i) in any Borrower’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Borrower’s identity or corporate structure or (iv) in any Borrower’s jurisdiction of organization, Federal Taxpayer Identification Number or state organizational number.  The Lead Borrower also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed.

(b)                                 Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Lead Borrower shall deliver to the Agent a certificate of a Financial Officer of the Lead Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the Original Closing Date or the date of the most recent Perfection Certificate delivered pursuant to this Section.

Section 5.04               Existence; Conduct of Business.  Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to comply with its respective charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and by laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business except, in each case, as otherwise permitted by Section 6.03 or except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05               Payment of Obligations.  Each Borrower will, and will cause each of its Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) no Lien that is prohibited by Section 6.02 secures such obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.  Nothing contained herein shall be deemed to limit the rights of the Agent under Section 2.02(a).

Section 5.06               Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of asset dispositions permitted hereunder.

Section 5.07               Insurance.  (a) Each Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Agent (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Agent, such approval not to be unreasonably withheld) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Agent, upon written request, full information as to the insurance carried.

(b)                                 Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a provision to the effect that none of the Borrowers, the Agent, or any other party shall be a coinsurer, (ii) naming the Agent as loss payee and additional insured, and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders.  Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 30 days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 60 days’ prior written notice thereof by the insurer to the Agent.  The Borrowers shall deliver to the Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent) together with evidence satisfactory to the Agent of payment of the premium therefor.  The Agent may retain and apply insurance proceeds which are paid to reimburse the Borrowers for any loss to the Collateral in accordance with this Agreement, but only after a Cash Control Event or an Event of Default has occurred and is continuing; all other insurance proceeds and all insurance proceeds received when no Cash Control Event or Event of Default has occurred and is continuing may be retained by the Borrowers and the Agent shall endorse any instruments on which it is named as payee to the applicable Borrower; provided that, in each case, the Borrowers shall be required to make a mandatory prepayment pursuant to Section 2.18(a) to the extent such casualty or condemnation event results in a loss of Collateral that causes the Credit Extensions to exceed the lower of the (i) the then amount of the Total Commitment, and (ii) the then amount of the Borrowing Base after giving effect to such casualty or condemnation event.

Section 5.08               Casualty and Condemnation.  Each Borrower will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 5.09               Books and Records; Inspection and Audit Rights; Appraisals.  (a) Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each Borrower will permit any representatives designated by any Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)                                 Each Borrower will, and will cause each of the Subsidiaries to, from time to time upon the reasonable request of the Agent or the Required Lenders through the Agent, permit the Agent or other professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agent to conduct appraisals, commercial finance field examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agent or such professionals with respect to such evaluations and appraisals.  Notwithstanding the foregoing, the Agent shall only undertake one inventory appraisal and field examination at the Borrower’s expense in each twelve months as long as Excess Availability is greater than $150,000,000; if Excess Availability is less than $150,000,000 or an Event of Default has occurred and is continuing, the Agent may cause additional inventory appraisals and field exams to be undertaken as it in its discretion deems necessary or appropriate, or as may be required by Applicable Law.

Section 5.10               Compliance with Laws.  Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11               Use of Proceeds and Letters of Credit.  The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to finance the acquisition of working capital assets of the Borrowers and their respective Subsidiaries, including the purchase of inventory in the ordinary course of business, (b) to finance Capital Expenditures of the Borrowers and their respective Subsidiaries, and (c) for general corporate purposes, including repurchases of the Bonds and other Indebtedness.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of the Bonds or of any of the Regulations of the Board, including Regulations U and X.

Section 5.12               Additional Borrowers; Further Assurances.

(a)                                 Upon the formation or acquisition of any Material Subsidiary of any Borrower, after the Effective Date, or if any Subsidiary becomes a Material Subsidiary after the Effective Date, (i) the Lead Borrower shall notify the Agent of such Material Subsidiary and provide the Agent with such documents and information related to the Material Subsidiary to satisfy the requirements under Section 9.17 and (ii) such Material Subsidiary shall execute and deliver a joinder to this Agreement and to the Security Agreement as, and shall become, a Borrower hereunder and a Grantor thereunder within, in each case, fifteen (15) Business Days after such Subsidiary becomes a Material Subsidiary.  Further, within thirty (30) Business Days after such Person becomes a Material Subsidiary, such Person shall execute and deliver, or cause to be executed and delivered, such Blocked Account Agreements, DDA Notifications, and Credit Card Notifications as the Agent may reasonably request.  Nothing contained in this Section 5.12 shall permit any Borrower to form or acquire any Subsidiary which is otherwise prohibited by this Agreement.

(b)                                 Each Borrower and its Subsidiaries will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers.  The Borrowers also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(c)                                  The Borrowers shall cause each Subsidiary which is not a Subsidiary Borrower and which owns or controls any trademark, trade name, logo, any other General Intangibles, or any furniture, Fixtures, or Equipment located at any store location, to execute and deliver to the Agent a royalty free, non-exclusive license to use any such assets in connection with any exercise of the Agent’s rights under the Security Agreement, including without limitation, in connection with any sale or other disposition of Inventory.  As used herein, the term “General Intangible”, “Fixtures” and “Equipment” shall each have the meaning provided in the Security Agreement.

(d)                                 Notwithstanding anything to the contrary contained herein, subject to Section 2.21(c), each Subsidiary Borrower shall, and the Lead Borrower shall cause each Subsidiary Borrower to, execute and deliver, or cause to be executed and delivered, such Blocked Account Agreements, DDA Notifications, and Credit Card Notifications as the Agent may reasonably request for any DDA that is not subject to a Blocked Account Agreement and any credit card processor that has not delivered a Credit Card Notification prior to the earlier of (i) Lead Borrower, Subsidiary Borrower or their Subsidiaries depositing any amounts into such DDA or using such credit card processor, and (ii) thirty (30) Business Days after (x) opening such DDA or entering into an agreement with such credit card processor, as applicable or (y) any Subsidiary becomes a Material Subsidiary, in each case as applicable.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Agent and the Lenders that:

Section 6.01                             Indebtedness and Other Obligations.  The Subsidiary Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created under the Loan Documents;

(b)                                 Indebtedness set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(c)                                  Indebtedness of any Borrower to any other Borrower;

(d)                                 Indebtedness of any Subsidiary Borrower to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $500,000,000 at any time outstanding;

(e)                                  Indebtedness incurred to finance, refinance or otherwise monetize the value of any Real Estate owned by any Subsidiary Borrower;

(f)                                   Indebtedness under Hedging Agreements with any Lender or its Affiliates;

(g)                                  Guarantees of Indebtedness incurred in connection with Permitted Joint Ventures, provided that at the time that such Guarantees are entered into, no Default or Event of Default then exists or would result from the making of such Guarantees; and

(h)                                 other unsecured Indebtedness in an aggregate principal amount not exceeding $100,000,000 at any time outstanding.

Section 6.02               Liens.

(a)                                 The Subsidiary Borrowers will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)                                     Liens created under the Loan Documents;

(ii)                                  Permitted Encumbrances;

(iii)                               any Lien on any property or asset of any Subsidiary Borrower set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of any Borrower and (B) such Lien shall secure only those obligations that it secures as of the Effective Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(iv)                              Liens on fixed or capital assets acquired by any Subsidiary Borrower, provided that (A) such Liens secure Indebtedness permitted by clause (d) of Section 6.01, (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrowers; and

(v)                                 Liens to secure Indebtedness permitted by clause (e) of Section 6.01; provided that such Liens shall not apply to any property or assets of the Subsidiary Borrowers other than the Real Estate so financed, refinanced or otherwise monetized or which is the subject of a sale-leaseback transaction.

(b)                                 Without limiting the provisions of the foregoing clause (a), neither the Lead Borrower nor its Subsidiaries shall create, incur, assume or permit to exist any Lien (other than Liens incurred pursuant to clause (a) and (b) of the definition of Permitted Encumbrances) on any Inventory now owned or hereafter acquired by it other than in favor of the Agent.

Section 6.03                             Fundamental Changes.

(a)                                 The Borrowers and their respective Subsidiaries will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing:

(i)                                     any Subsidiary may merge, consolidate with, or liquidate or dissolve into a Borrower in a transaction in which a Borrower is the surviving or continuing entity, provided, that, no Subsidiary Borrower that owns any Inventory shall be permitted to merge, consolidate with, liquidate or dissolve into the Lead Borrower; provided, further that if any Subsidiary Borrower owns any cash or other property (other than Inventory) at the time of such merger, consolidation, liquidation or dissolution into the Lead Borrower, the Excess Availability Threshold is satisfied.

(ii)                                  the Lead Borrower may merge with or consolidate with any other Person (other than a Subsidiary Borrower) as long as the Lead Borrower is the surviving or continuing entity;

(iii)                               any Subsidiary Borrower may merge, consolidate with, or liquidate or dissolve into any Subsidiary in a transaction in which a Subsidiary that is not a Borrower is the surviving or continuing entity, provided, that (x) such Subsidiary Borrower does not own any Inventory at the time of such merger, consolidation, liquidation or dissolution, (y) if such Subsidiary Borrower does own any cash or other property (other than Inventory), the Excess Availability Threshold is satisfied and (z) any such merger, consolidation, liquidation or dissolution involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation, liquidation or dissolution shall not be permitted if such merger, consolidation, liquidation or dissolution would constitute an Investment prohibited by Section 6.04;

(iv)                              any Subsidiary that is not a Borrower may merge, consolidate with, liquidate or dissolve into any other Subsidiary that is not a Borrower, provided that any such merger, consolidation, liquidation or dissolution involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, consolidation, liquidation or dissolution shall not be permitted if such merger, consolidation, liquidation or dissolution would constitute an Investment prohibited by Section 6.04; and

(v)                                 any Investment that is permitted by Section 6.04 and any Disposition that is permitted by Section 6.05 may be structured as a merger, consolidation, liquidation or dissolution.

(b)                                 The Borrowers and their respective Subsidiaries will not engage to any material extent in any business other than businesses of the type conducted by the Borrowers on the date of execution of this Agreement and businesses reasonably related thereto.

Section 6.04               Investments, Loans, Advances, Guarantees and Acquisitions.  The Subsidiary Borrowers and their respective Subsidiaries will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (the foregoing collectively referred to as “Investments”), except for:

(a)                                 Permitted Investments;

(b)                                 Investments existing on the Effective Date, and set forth on Schedule 6.04, to the extent such investments would not be permitted under any other clause of this Section;

(c)                                  Investments existing on the Effective Date in any Subsidiary of a Borrower;

(d)                                 loans or advances by any Borrower to any other Borrower;

(e)                                  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f)                                   loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business;

(g)                                  Investments in wholly owned Subsidiaries which are not Borrowers in an amount not to exceed, in the aggregate after the Effective Date, (i) $50,000,000, plus (ii) such additional amounts as the Subsidiary Borrowers may determine, as long as on the date of and after giving effect to such Investment, the Excess Availability Threshold is satisfied; provided that no such Investment may be made after the occurrence and during the continuance of a Specified Event of Default or if an Event of Default would arise therefrom;

(h)                                 Guaranties of Indebtedness permitted under Section 6.01; and

(i)                                     Investments in Permitted Joint Ventures, provided that at the time that commitments to make such Investments become binding, no Default or Event of Default exists or would result from the making of such Investment.

(j)                                    other Investments so long as at the time such Investment is made (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Investment and (ii) the Excess Availability Threshold is satisfied.

Section 6.05               Asset Sales.

(a)                                 The Subsidiary Borrowers and their respective Subsidiaries will not sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will any Subsidiary Borrower issue any additional shares of its capital stock or other ownership interest in such Subsidiary Borrower, except:

(i)                                     (A) sales of Inventory in the ordinary course of business, or (B) used or surplus equipment, or (C)  Permitted Investments, in each case in the ordinary course of business;

(ii)                                  sales, transfers and dispositions among the Borrowers and their respective Subsidiaries (excluding, however, any sales, transfers and dispositions of Inventory and other Collateral or proceeds thereof, from any Subsidiary Borrower except to another Subsidiary Borrower), provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Borrower shall be made in compliance with Section 6.07 and further provided that within five (5) Business Days after consummation of such sale, transfer or disposition, the provisions of Section 5.12(c) shall be satisfied, if applicable;

(iii)                               sales of Minority Interests in the capital stock of any Subsidiary provided that (A) no Specified Event of Default has occurred and is continuing or would arise therefrom and (B) no Change in Control would result therefrom; and

(iv)                              sales of real and personal property in connection with the closure of any store location to the extent such property is not, in the Lead Borrower’s reasonable judgment, necessary for the continued conduct of the Subsidiary Borrowers’ business;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made at arm’s length and for fair value and solely for cash consideration (other than sales, transfers and other dispositions among Borrowers permitted under clause (ii)); and further provided that the authority granted hereunder may be terminated in whole or in part by the Agent upon the occurrence and during the continuance of any Event of Default;

(b)                                 (i)                                     The Lead Borrower will not sell, transfer, lease or otherwise dispose of receipts from credit card processors of the Subsidiary Borrowers or the Lead Borrower Blocked Account; and

(ii)                                  The Lead Borrower will not, after the occurrence and during the continuation of a Specified Event of Default, sell, transfer, lease or otherwise dispose of any asset, including any capital stock, nor will the Lead Borrower issue any additional shares of its capital stock or other ownership interest in the Lead Borrower, except:

(A)                               (1) sales of assets in the ordinary course of business, or (2) used or surplus equipment, or (3)  Permitted Investments, in each case in the ordinary course of business;

(B)                               sales, transfers and dispositions among the Lead Borrower and the Subsidiary Borrowers; and

(C)                               other sales, transfers, or dispositions of assets not in the ordinary course of business provided that such sales do not exceed ten percent of the book value of all of the consolidated tangible assets of the Lead Borrower as of the date of such Specified Event of Default; and

(D)                               sales of real and personal property in connection with the closure of any store location to the extent such property is not, in the Lead Borrower’s reasonable judgment, necessary for the continued conduct of the Lead Borrower’s business;

(iii)                               The Lead Borrower may sell Minority Interests in the capital stock of any Subsidiary provided that (A) no Specified Event of Default has occurred and is continuing or would result therefrom, (B) no Change in Control would result therefrom and (C) all sales permitted hereby shall be made at arm’s length and for fair value.

(c)                                  Sections 6.05(a) and (b) will not prohibit the sale, transfer, lease or other disposition (collectively, a “Disposition”) of any asset (other than Inventory and receipts from credit card processors of the Subsidiary Borrowers or the Lead Borrower Blocked Account which, for the avoidance of doubt, may be disposed of only in accordance with Sections 6.05(a) and (b)) if, on the date on which such Disposition is consummated and after giving effect thereto, (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Disposition and (ii) the Excess Availability Threshold is satisfied.

Section 6.06               Restricted Payments; Certain Payments of Indebtedness.  (a) The Borrowers will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i)                                     the Borrowers may declare and pay dividends with respect to their capital stock in additional shares of their common stock;

(ii)                                  the Subsidiary Borrowers may declare and pay dividends with respect to their capital stock in cash or in other property (other than Inventory) so long as (A) no Default or Event of Default then exists or, after giving effect to such dividend, would arise, and (B) on the date of and after giving effect to such dividend, the Excess Availability Threshold is satisfied;

(iii)                               the Lead Borrower may declare and pay dividends with respect to its capital stock in cash or in other property (other than Inventory) so long as (A)

no Specified Event of Default exists or would arise, and (B) on the date of and after giving effect to such dividend, the Excess Availability Threshold is satisfied;

(iv)                              the Lead Borrower may repurchase its equity interests (a “Repurchase”) as long as (A) no Specified Event of Default then exists or, after giving effect to such Repurchase, would arise, and (B) on the date of and after giving effect to such Repurchase, the Excess Availability Threshold is satisfied.

(b)                                 The Subsidiary Borrowers will not at any time, and will not permit any of their  Subsidiaries to make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i)                                     required payments of principal and interest as and when due in respect of any Indebtedness permitted under Section 6.01;

(ii)                                  refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iii)                               optional prepayments, redemptions, retirements, acquisition, cancellation or termination of Indebtedness of any Subsidiary Borrower (collectively, a “Prepayment”) as long as (A) no Default or Event of Default then exists or, after giving effect to such Prepayment, would arise; and (B) on the date of and after giving effect to such Prepayment, the Excess Availability Threshold is satisfied.

(c)                                  After the occurrence and during the continuation an Event of Default under Section 7.01(h) or Section 7.01(i) hereof, the Lead Borrower will not at any time, make or agree to pay or make, directly or indirectly any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except required payments of principal and interest as and when due in respect of any permitted Indebtedness and refinancings of permitted Indebtedness.

Section 6.07               Transactions with Affiliates.  The Subsidiary Borrowers will not at any time, and the Lead Borrower will not after the occurrence and during the continuation of a Specified Event of Default sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrowers than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrowers not involving any other Affiliate, which would not otherwise violate the provisions of the Loan Documents, and (c) other transactions otherwise permitted under this Agreement.

Section 6.08               Fixed Charge Coverage Ratio.  The Borrowers will not permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0; provided, that this covenant shall only be applicable to the extent Excess Availability is ever less than $100,000,000; provided, further, that once applicable, this covenant will be tested for the fiscal quarter most recently ended for which financial statements have been provided pursuant to Section 5.01(a) or Section 5.01(b) (an “Initial FCCR Test Period”) on the date Excess Availability is less than $100,000,000, and this covenant shall continue to be applicable and tested as of the end of each fiscal quarter ending thereafter until (x) the date that Excess Availability has been greater than $100,000,000 for ninety (90) consecutive calendar days, and (y) no Default or Event of Default then exists or has existed during such ninety (90) consecutive calendar day period.  To the extent this covenant shall be applicable as set forth above, within two (2) Business Days of its becoming applicable the Borrowers shall deliver to the Agent a certificate of a Financial Officer, in form and substance acceptable to the Agent, setting forth and certifying to reasonably detailed calculations of the Fixed Charge Coverage Ratio for such Initial FCCR Test Period demonstrating compliance (or non compliance) with this Section 6.08 for such period.

Section 6.09               Subsidiaries.  The Borrowers shall not form, acquire, or cause to be formed a Material Subsidiary or permit any Subsidiary to become a Material Subsidiary, unless and until any such Material Subsidiary enters into a joinder agreement in accordance with the terms of, and to the extent required by, Section 5.12(a) hereof.  The Borrowers shall not permit Subsidiaries which are not then Subsidiary Borrowers to collectively own property of the same type as the Collateral that has an aggregate book value in excess of $1,000,000.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01               Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrowers shall fail to pay any interest on or principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrowers shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document within three (3) Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(c)                                  any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                                 the Borrowers shall (i) fail to observe or perform any covenant, condition or agreement contained in Section 2.21, Section 5.07, Section 5.09, or Section 5.11, or in ARTICLE VI, or (ii)  fail to observe or perform any covenant, condition or agreement contained in Section 5.01(e) and such failure shall continue unremedied for a period of five (5) days after notice thereof from the Agent to the Lead Borrower;

(e)                                  any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Agent to the Lead Borrower (which notice will be given at the request of any Lender);

(f)                                   any Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 30 days;

(i)                                     any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    any Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more uninsured judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower to enforce any such judgment;

(l)                                     (i)                                     any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(ii)                                  any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agent and the Lenders.

(iii)                               any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(m)                             a Change in Control shall occur;

(n)                                 the occurrence of any uninsured loss to any material portion of the Collateral;

(o)                                 the indictment of, or institution of any legal process or proceeding against, any Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Borrower and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Borrowers, taken as a whole, of their business in the ordinary course; or

(p)   except as otherwise permitted hereunder, the determination by any Borrower, whether by vote of such Borrower’s board of directors or otherwise to: suspend the operation of such Borrower’s business in the ordinary course, liquidate all or a material portion of such Borrower’s assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Subsidiary Borrowers to furnish cash collateral in an amount equal to 103% of the Letter of Credit Outstandings, and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 7.02  When Continuing.

For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected to the reasonable written satisfaction of the Lenders in accordance with Section 9.02, or (b) is waived in writing by the Lenders in accordance with Section 9.02.

Section 7.03  Remedies on Default.

In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Agent may, and at the request of the Required Lenders shall, proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Lenders.  No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 7.04  Application of Proceeds.

After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Borrower or on account of any Collateral shall be applied in the manner set forth in Section 6.02 of the Security Agreement.  All amounts required to be applied to Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Lender’s Commitment Percentage.

ARTICLE VIII

THE AGENT

Section 8.01  Administration by Agent.

The general administration of the Loan Documents shall be by the Agent.  The Lenders and the Issuing Banks each hereby irrevocably authorizes the Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto.  The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

Section 8.02  Sharing of Excess Payments.

Each of the Lenders, the Agent and the Issuing Banks agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, any Agent or the Issuing Banks under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, the Agent or the Issuing Banks has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 2.22, then such Lender, Agent or the Issuing Banks shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, the Agent and the Issuing Banks, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 2.22 pro rata in proportion to its Commitment; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest).  The Borrowers expressly consent to the foregoing arrangements and agree that any Lender, any Agent or the Issuing Banks holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender, the Agent or the Issuing Banks as fully as if such Lender, Agent or the Issuing Banks held a Note and was the original obligee thereon, in the amount of such participation.

Section 8.03  Agreement of Required Lenders and of Required Supermajority Lenders.

(a)   Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (ii) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Supermajority Lenders, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Supermajority Lenders and any such action shall be binding on all Lenders.  No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.02.

(b)   Upon the occurrence of an Event of Default, the Agent shall (subject to the provisions of Section 9.02) take such action with respect thereto as may be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action as it shall deem advisable in the best interests of the Lenders.  In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that the Agent’s compliance with such directions would be unlawful.

Section 8.04  Liability of Agent.

(a)   The Agent, when acting on behalf of the Lenders and the Issuing Banks, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and neither the Agent nor its directors, officers, agents or employees shall be liable to the Lenders or the Issuing Banks or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Banks or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law or by reason of the Agent’s own gross negligence or willful misconduct.  The Agent and its directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Banks or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or Required Supermajority Lenders, as applicable, or in reliance upon the advice of counsel selected by it.  Without limiting the foregoing, neither the Agent, nor any of its directors, officers, employees, or agents shall be responsible to any Lender or the Issuing Banks for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

(b)   Neither the Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Banks of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(c)   The Agent, in such capacity hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper Person or Persons, and, such Person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such Person.

Section 8.05  Reimbursement and Indemnification.

Each Lender agrees (i) to reimburse (x) the Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by the Agent for the benefit of the Lenders or the Issuing Banks under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Banks, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) the Agent for such Lender’s Commitment Percentage of any expenses of the Agent incurred for the benefit of the Lenders or the Issuing Banks that the Borrowers have agreed to reimburse pursuant to Section 9.03 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.06  Rights of Agent.

It is understood and agreed that JPMorgan shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Agent of the Lenders under this Agreement.

Section 8.07  Independent Lenders and Issuing Banks.

The Lenders and the Issuing Banks each acknowledge that they have decided to enter into this Agreement and to make the Loans or issue the Letters of Credit hereunder based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrowers and agrees that the Agent shall bear no responsibility therefor.

Section 8.08  Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.05(b).

Section 8.09  Successor Agent.

The Agent may resign at any time by giving five (5) Business Days’ written notice thereof to the Lenders, the Issuing Banks, and the Lead Borrower.  Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be (i) a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, (ii) or a Lender capable of complying with all of the duties of the Agent (and the Issuing Banks), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, in the case of clause (i) and (ii) above, so long as there is no Event of Default shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as such Agent, the provisions of this ARTICLE VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

Section 8.10  Reports and Financial Statements.

Promptly after receipt thereof from the Borrowers, the Agent shall remit to each Lender (a) copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent and (b) notice of any Material Subsidiary and all documents and information related to such Material Subsidiary received by the Agent pursuant to Section 5.12

Section 8.11  Syndication Agent, Co-Documentation Agents and Joint Lead Arrangers.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01  Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or other electronic transmission, as follows:

(a)   if to any Borrower, to it at Dillard’s, Inc., 1600 Cantrell Road, Little Rock, Arkansas 72201, Attention: James Freeman (Telecopy No. (501) 376-5917 and Sherrill Wise, Treasurer (Telecopy No. (501) 399-7245);

(b)   if to the Agent or the Swingline Lender to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 9th Floor, Dallas, Texas 75201, Attention: Kevin Padgett (Telecopy No. (214) 965-2594), with a copy to Vinson & Elkins L.L.P., Trammell Crow Center, 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, Attention: Erec R. Winandy (Telecopy No. (214) 999-7756);

(c)   if to any other Lender, to it at its address (or telecopy number) set forth on Schedule 1.1(b) or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02  Waivers; Amendments.  (a) No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the

Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase (A) the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender) or (B) the Total Commitments without the written consent of the Agent and the Required Lenders, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iv) change Section 2.18, Section 2.21, or Section 2.22, Section 6.02 of the Security Agreement or Section 6.02 of the Pledge Agreement, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of the term “Required Lenders” or “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (vi) except for the release of a Subsidiary Borrower in connection with a transaction permitted under Section 6.03(a)(iii), release any Borrower from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the written consent of each Lender (other than a Defaulting Lender), (vii) except for sales described in Section 6.05 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), (viii) increase the amount permitted under clause (b)(i) of the definition of Permitted Overadvance, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (ix) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, or permit any Liens on the Collateral in favor of any other Person, which Liens are pari passu with the Liens of the Agent under the Security Documents, as the case may be, without the prior written consent of each Lender (including any such Lender that is a Defaulting Lender), (x) modify the provisions of Section 2.01 without the prior written consent of each Lender (including any such Lender that is a Defaulting Lender) or (xi) any increase in the advance rates set forth in the definition of the term “Borrowing Base”, without the prior written consent of each Lender (other than a Defaulting Lender), and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swingline Lender or the Issuing Banks without the prior written consent of the Agent, the Swingline Lender or the Issuing Banks, as the case may be.

(c)   Notwithstanding anything to the contrary contained herein, (i) no modification, amendment or waiver which increases the maximum amount of the Swingline Loans to an amount in excess of $100,000,000 (or such greater amount to which such limit has been previously increased in accordance with the provisions of this Section 9.02(c)) shall be made, (ii) no change to the definition of the term “Borrowing Base” or any component definition thereof (other than any increase in advance rates set forth in the definition of the term “Borrowing Base”, which shall be subject to Section 9.02(b)), if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, provided that the foregoing shall not limit the Permitted Discretion of the Agent to change, establish or eliminate any Reserves and (iii) the Excess Availability threshold set forth in Section 6.08 shall not be modified, in each case, without the written consent of the Required Supermajority Lenders and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Issuing Banks or the Swingline Lender in the case of clause (i) without the prior written consent of the Agent, the Issuing Banks or the Swingline Lender, as the case may be.

(d)   Notwithstanding anything to the contrary contained in this Section 9.02, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.02(b) or Section 9.02(c) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(e)   No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.  Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked.  No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers.

Section 9.03  Expenses; Indemnity; Damage Waiver.  (a) The Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, outside consultants for the Agent, appraisers, and for commercial finance examinations, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with any demand for payment under any Letter of Credit, and (iii) all reasonable out-of-pocket expenses incurred by the Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agent, the Issuing Banks or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agent or an Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

(b)   The Borrowers shall, jointly and severally, indemnify the Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or wilful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates).

(c)   To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Banks under paragraph Section 9.03 or (b) of this Section, each Lender severally agrees to pay to the Agent or the Issuing Banks, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Banks.

(d)   To the extent permitted by applicable law, no Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)   All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04  Designation of Lead Borrower as Borrowers’ Agent.

(a)   Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent (i) to execute the Fee Letter, and (ii) to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available for those uses as those set forth herein.  As the disclosed principal for its agent, each Borrower shall be obligated to the Agent and each Lender on account of the amounts due under the Fee Letter, Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to such Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)   Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers.  Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming were each other Borrower.

(c)   The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

(i)                                     The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained.  Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds.

(ii)                                  If, for any reason, and at any time during the term of this Agreement,

(A)          any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by the Agent in the Agent’s sole and absolute discretion); or

(B)          the Agent deems it inexpedient (in the Agent’s sole and absolute discretion) to continue making Loans and cause Letters of Credit to be issued to or for the account of any particular Borrower or its Subsidiaries, or to channel such Loans and Letters of Credit through the Lead Borrower,

then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit directly for the account of such of the Borrowers as the Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

(d)   In the event that the Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit are to be channeled through the Lead Borrower, then the Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

(e)   Each of the Borrowers shall remain liable to the Agent and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower.

(f)    The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Agent acts as provided in paragraph (c), above, or the Agent actually receives

(i)            written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

(ii)           written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

Section 9.05  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to an Eligible Assignee, or as a result of a merger of a Lender with an Eligible Assignee, or the sale of all of the loan portfolio of a Lender to an Eligible Assignee, each of the Lead Borrower (but only if no Event of Default described in Section 7.01(a), Section 7.01(b), Section 7.01(h), Section 7.01(i), or Section 7.01(j) then exists), the Agent and each Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 unless the Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500, (v) no assignment shall be made to any Borrower or any of their Affiliates and (vi) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate level-information (which may contain material non-public information about the Lead Borrower, the other Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  In connection with each such assignment, upon request by the Agent, the Borrowers shall cause their counsel, Simpson Thacher& Bartlett, to deliver to the Agent either of the following, as determined by such counsel: (x) a reliance letter in respect of its opinion delivered on the Effective Date or (y) a favorable written opinion (addressed to the Agent and the Lenders after giving effect to the assignment and dated the date of such assignment) substantially in the form of Exhibit C.

(c)   The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Lead Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)   Any Lender may, without the consent of the Borrowers, the Agent, or the Issuing Banks, sell participations to one or more banks or other entities (other than a Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.23, Section 2.25 and Section 2.26 (subject to the requirements and limitations therein, including the requirements of Section 2.26(f), it being understood that the documentation required under Section 2.26(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.28 as if it were an assignee under paragraph (b) of this Section, and (B) shall not be entitled to receive any greater payment under Section 2.23 or Section 2.26, with respect to any participation, than its participating Lender would have been entitled to receive.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.25(c) as though it were a

Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.06  Survival.  All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 2.23, Section 2.26 and Section 9.03 and ARTICLE VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.07  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and the Lenders and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.08  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender or its Affiliate, irrespective of whether or not such Lender or its Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliate may have.  In no event may a Lender or its Affiliates set off and apply the Other Store Proceeds against such obligations.

Section 9.10  Governing Law; Jurisdiction; Consent to Service of Process.

(a)   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)   The Borrowers agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any New York state or federal court sitting in the Borough of Manhattan in New York City as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts.  The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.11  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14  Additional Waivers.

(a)   The Obligations are the joint and several obligations of each Borrower.  To the fullest extent permitted by applicable law, the obligations of each Borrower hereunder shall not be affected by (i) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Agent or any other Secured Party.

(b)   The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c)   To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the indefeasible payment in full in cash of all the Obligations.  The Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash.  Pursuant to applicable law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)   Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior payment in full of the Obligations.  None of the Borrowers will demand, sue for, or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 9.15  Existing Credit Agreement Amended and Restated.  This Agreement shall amend and restate the Existing Credit Agreement in its entirety.  On the Effective Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within and be governed by this Agreement; provided, however, that each of the “Loans” (as such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall, for purposes of this Agreement, be included as Loans hereunder and each of the Existing Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall be Letters of Credit hereunder.  Upon the Effective Date, (a) each Lender who holds Loans in an aggregate amount less than its Commitment Percentage (after giving effect to the amendment and restatement of the Existing Credit Agreement in the form of this Agreement) of all Loans shall advance new Loans which shall be disbursed to the Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Commitment Percentage of all Loans, (b) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Commitment Percentage (after giving effect to the amendment and restatement of the Existing Credit Agreement in the form of this Agreement), and (c) such other adjustments shall be made as the Agent shall specify so that each Lender’s Credit Extension equals its Commitment Percentage (after giving effect to the amendment and restatement of the Existing Credit Agreement in the form of this Agreement) of the total Credit Extension of all of the Lenders.

Section 9.16  Confidentiality.

(a)   The Borrowers hereby agree that the Agent and each Lender may issue and disseminate to the public general information describing this Agreement, including the name and address of the Lead Borrower.

(b)   The Agent and each Lender agrees to keep confidential all non-public information provided to it by or on behalf of any Borrower pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (i) to the Agent, any other Lender or any Affiliate thereof, (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (iv) upon the request or demand of any Governmental Authority, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (x) that becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrowers.  Notwithstanding anything to the contrary herein contained, each party (and their respective employees, representatives and other agents) may disclose to any Person the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 9.17  USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

[balance of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

DILLARD’S, INC.,
as Lead Borrower and a Borrower

By:		/s/ Sherrill E. Wise
Name:		Sherrill E. Wise
Title:		Vice President/Treasurer/Asst.
Secretary

DILLARD TENNESSEE OPERATING LIMITED PARTNERSHIP,
as a Borrower

By:	TNLP InvestCo, LLC, its General Partner

	By:	/s/ Teri Murdock
	Name:	Teri Murdock
	Title:	Vice President/Secretary

DILLARD STORE SERVICES, INC.,
as a Borrower

By:	/s/ Debbie Cornwell
Name:	Debbie Cornwell
Title:	Vice President/Secretary

THE HIGBEE COMPANY,
as a Borrower

By:	/s/ Dean Lusk
Name:	Dean Lusk
Title:	Vice President/Secretary

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

CONSTRUCTION DEVELOPERS, INCORPORATED,
as a Borrower

By:	/s/ Dean Elliott
Name:	Dean Elliott
Title:	Vice President/Secretary

DILLARD INTERNATIONAL, INC.,
as a Borrower

By:	/s/ Dean Worley
Name:	Dean Worley
Title:	Vice President/Secretary

CONDEV NEVADA, INC.,
as a Borrower

By:	/s/ Bob Reeves
Name:	Bob Reeves
Title:	Vice President/Secretary

U.S. ALPHA, INC.,
as a Borrower

By:	/s/ Julie Bull
Name:	Julie Bull
Title:	Vice President/Secretary

DILLARD’S DOLLARS, INC.,
as a Borrower

By:	/s/ Martin Talley
Name:	Martin Talley
Title:	Vice President/Secretary

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

HIGBEE LOUISIANA, LLC,
as a Borrower

By:	/s/ Don Powers
Name:	Don Powers
Title:	Vice President/Secretary

DILLARD TEXAS CENTRAL, LLC,
as a Borrower

By:	/s/ Kim Brown
Name:	Kim Brown
Title:	Vice President/Secretary

DILLARD TEXAS EAST, LLC,
as a Borrower

By:	/s/ Marilyn Weaver
Name:	Marilyn Weaver
Title:	Vice President/Secretary

DILLARD TEXAS FOUR-POINT, LLC,
as a Borrower

By:	/s/ Tammy Barnes
Name:	Tammy Barnes
Title:	Vice President/Secretary

DILLARD TEXAS SOUTH, LLC,
as a Borrower

By:	/s/ Steve Nelson
Name:	Steve Nelson
Title:	President/Asst. Secretary

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

DSS NEIL OPERATIONS, LLC,
as a Borrower

By:	/s/ Stacy Fleisch
Name:	Stacy Fleisch
Title:	Vice President/Secretary

DSS UNITER, LLC,
as a Borrower

By:	/s/ Chris Johnson
Name:	Chris Johnson
Title:	Vice President/Asst. Secretary

HIGBEE GAK, LP,
as a Borrower

By:	GAK GP, LLC, its General Partner

By:	/s/ Rebecca James
Name:	Rebecca James
Title:	Vice President/Secretary

HIGBEE LANCOMS, LP,
as a Borrower

By:	LANCOMS GP, LLC, its General Partner

By:	/s/ LaNette Bryant
Name:	LaNette Bryant
Title:	Vice President/Secretary

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

HIGBEE SALVA, LP,
as a Borrower

By:	SALVA GP, LLC, its General Partner

	By:	/s/ Sherrill Wise
	Name:	Sherrill Wise
	Title:	Vice President/Asst. Secretary

HIGBEE WEST MAIN, LP,
as a Borrower

By:	WEST MAIN GP, LLC, its General Partner

	By:	/s/ Bobby Barrett
	Name:	Bobby Barrett
	Title:	Vice President/Secretary

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

JPMORGAN CHASE BANK, N.A.,
as Agent, Swingline Lender, an Issuing Bank, and a Lender

By:	/s/ Kevin D. Padgett
Name:	Kevin D. Padgett
Title:	Authorized Officer

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent and a Lender

By:	/s/ Wai Yin Cheng
Name:	Wai Yin Cheng
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

BMO HARRIS BANK, N.A.,
as a Lender

By:	/s/ John S. Gil
Name:	John S. Gil
Title:	Director

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Sarah Bryson
Name:	Sarah Bryson
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

CAPITAL ONE, N.A.,
as a Lender

By:	/s/ Albert Figuly
Name:	Albert Figuly
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION,
as a Lender

By:	/s/ Brent Phillips
Name:	Brent Phillips
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

COMPASS BANK,
as a Lender

By:	/s/ Jason Nichols
Name:	Jason Nichols
Title:	Senior Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

FIFTH THIRD BANK,
as a Lender

By:	/s/ Julia Harman
Name:	Julia Harman
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

FLAGSTAR BANK, FSB,
as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name:	Willard D. Dickerson, Jr.
Title:	Senior Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

By:	/s/ Domenica Simone
Name:	Domenica Simone
Title:	Authorized Signatory

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Brian J. Gingue
Name:	Brian J. Gingue
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Anita Inkollu
Name:	Anita Inkollu
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

RBS CITIZENS, N.A.,
as a Lender

By:	/s/ Francis Garvin
Name:	Francis Garvin
Title:	Senior Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

REGIONS BANK,
as a Lender

By:	/s/ Alan Schnacke
Name:	Alan Schnacke
Title:	Senior Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

SUNTRUST BANK,
as a Lender

By:	/s/ Nigel Fabien
Name:	Nigel Fabien
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.

U.S. BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Christopher Fudge
Name:	Christopher Fudge
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT — DILLARD’S, INC.